Exhibit 99.4
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Towers Watson & Co
Arlington, Virginia

We have audited the accompanying consolidated balance sheets of Towers Watson & Co. and subsidiaries (the "Company") as of June 30, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flows for each of the three years in the period ended June 30, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Towers Watson & Co. and subsidiaries at June 30, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2015, in conformity with accounting principles generally accepted in the United States of America.
/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
August 14, 2015

TOWERS WATSON & CO.
Consolidated Statements of Operations
(Thousands of U.S. dollars, except share and per share data)

	Fiscal Year Ended June 30,
	2015	2014	2013
Revenue	$3,644,953	$3,481,912	$3,432,515
Costs of providing services:
Salaries and employee benefits	2,159,057	2,106,431	2,085,188
Professional and subcontracted services	268,277	249,775	267,715
Occupancy	137,841	137,883	139,942
General and administrative expenses	311,906	317,448	303,472
Depreciation and amortization	172,287	174,818	173,040
Transaction and integration expenses	6,984	1,049	30,753
	3,056,352	2,987,404	3,000,110
Income from operations	588,601	494,508	432,405
Income / (loss) from affiliates	33	—	(56)
Interest income	3,943	2,803	2,400
Interest expense	(9,075)	(9,031)	(12,676)
Other non-operating income	2,191	10,226	6,928
Income before income taxes	585,693	498,506	429,001
Provision for income taxes	200,062	138,249	136,991
INCOME FROM CONTINUING OPERATIONS	385,631	360,257	292,010
Income from discontinued operations, net of income tax of $0, $39,202, $15,561, respectively	—	6,057	23,642
NET INCOME BEFORE NON-CONTROLLING INTERESTS	385,631	366,314	315,652
Income / (loss) attributable to non-controlling interests	653	7,014	(3,160)
NET INCOME (attributable to common stockholders)	$384,978	$359,300	$318,812
Basic earnings per share (attributable to common stockholders):
Net income from continuing operations	$5.52	$5.00	$4.15
Net income from discontinued operations	—	0.09	0.33
Net income - basic	$5.52	$5.09	$4.48
Diluted earnings per share (attributable to common stockholders):
Net income from continuing operations	$5.50	$4.98	$4.13
Net income from discontinued operations	—	0.08	0.33
Net income - diluted	$5.50	$5.06	$4.46
Weighted average shares of common stock, basic (000)	69,766	70,587	71,150
Weighted average shares of common stock, diluted (000)	70,007	70,955	71,555
See accompanying notes to the consolidated financial statements

TOWERS WATSON & CO.
Consolidated Statements of Comprehensive Income
(In thousands of U.S. dollars)

	Fiscal Year Ended June 30,
	2015	2014	2013
Net income before non-controlling interests	$385,631	$366,314	$315,652
Other comprehensive income / (loss), net of tax:
Foreign currency translation	(227,803)	132,648	(57,036)
Defined pension and post-retirement benefit costs	(159,029)	(23,355)	107,223
Hedge effectiveness	894	(67)	(122)
Available-for-sale securities	149	(183)	(81)
Other comprehensive (loss) / income before non-controlling interests	(385,789)	109,043	49,984
Comprehensive (loss) / income before non-controlling interests	(158)	475,357	365,636
Comprehensive income / (loss) attributable to non-controlling interest	1,460	6,295	(4,457)
Comprehensive (loss) / income attributable to controlling interests	$(1,618)	$469,062	$370,093
See accompanying notes to the consolidated financial statements

TOWERS WATSON & CO.
Consolidated Balance Sheets
(Thousands of U.S. dollars, except share data)

	June 30,
	2015	2014
Assets
Cash and cash equivalents	$715,151	$727,849
Fiduciary assets	38,075	12,010
Short-term investments	127,156	122,761
Receivables from clients:
Billed, net of allowances of $7,665 and $8,075	479,536	507,213
Unbilled, at estimated net realizable value	320,827	314,020
	800,363	821,233
Other current assets	155,487	124,645
Total current assets	1,836,232	1,808,498
Fixed assets, net	390,681	374,444
Deferred income taxes	62,772	79,103
Goodwill	2,278,351	2,313,058
Intangible assets, net	654,087	657,293
Other assets	172,051	395,390
Total Assets	$5,394,174	$5,627,786
Liabilities
Accounts payable, accrued liabilities and deferred income	$424,403	$404,760
Employee-related liabilities	581,115	518,532
Fiduciary liabilities	38,075	12,010
Term loan - current	25,000	25,000
Other current liabilities	62,281	74,297
Total current liabilities	1,130,874	1,034,599
Revolving credit facility	40,000	—
Term loan	175,000	200,000
Accrued retirement benefits and other employee-related liabilities	648,655	768,024
Professional liability claims reserve	235,856	225,959
Other noncurrent liabilities	216,277	288,255
Total Liabilities	2,446,662	2,516,837
Commitments and contingencies
Stockholders’ Equity
Class A Common Stock — $0.01 par value: 300,000,000 shares authorized; 74,552,661 issued and 69,281,754 and 70,338,891 outstanding	746	746
Additional paid-in capital	1,870,745	1,849,119
Treasury stock, at cost — 5,270,907 and 4,213,770 shares	(429,286)	(286,182)
Retained earnings	2,066,104	1,722,927
Accumulated other comprehensive loss	(576,298)	(189,702)
Total Stockholders’ Equity	2,932,011	3,096,908
Non-controlling interest	15,501	14,041
Total Equity	2,947,512	3,110,949
Total Liabilities and Total Equity	$5,394,174	$5,627,786
See accompanying notes to the consolidated financial statements

TOWERS WATSON & CO.
Consolidated Statements of Cash Flows
(Thousands of U.S. dollars)

	Fiscal Year Ended June 30,
	2015	2014	2013
Cash flows from operating activities:
Net income before non-controlling interests	$385,631	$366,314	$315,652
Adjustments to reconcile net income to net cash from operating activities:
Provision for doubtful receivables from clients	20,584	4,429	8,351
Depreciation	106,546	99,606	96,811
Amortization of intangible assets	65,741	75,932	78,910
Gain on sale of discontinued operations, pretax	—	(23,950)	—
Provision for deferred income taxes	70,452	58,220	62,510
Stock-based compensation	36,129	22,517	28,906
Other, net	3,876	(3,704)	(3,249)
Changes in operating assets and liabilities (net of business acquisitions)
Receivables from clients	(42,534)	17,528	40,079
Fiduciary assets	(25,323)	113,317	23,177
Other current assets	(3,483)	14,722	(16,710)
Other noncurrent assets	10,617	(9,175)	10,507
Accounts payable, accrued liabilities and deferred income	14,655	16,000	31,144
Employee-related liabilities	111,611	(46,766)	33,642
Fiduciary liabilities	25,323	(113,317)	(23,177)
Accrued retirement benefits and other employee-related liabilities	(114,387)	(139,922)	(141,895)
Professional liability claims reserves	16,393	(27,967)	(13,575)
Other current liabilities	14,560	4,838	(1,800)
Other noncurrent liabilities	(36,764)	(26,095)	(2,649)
Income tax related accounts	(86,108)	53,564	4,680
Cash flows from operating activities	573,519	456,091	531,314
Cash flows used in investing activities:
Cash paid for business acquisitions	(210,774)	(211,894)	(5,678)
Cash transferred with discontinued operations	—	(25,066)	—
Proceeds from discontinued operations	—	259,677	7,371
Cash acquired from business acquisitions	3,759	17,763	636
Fixed assets and software for internal use	(71,435)	(64,825)	(77,891)
Capitalized software costs	(63,791)	(55,996)	(50,081)
Purchases of investments of consolidated variable interest entity	—	(109,510)	—
Purchases of held-to-maturity investments	(288,957)	(142,971)	—
Redemptions of held-to-maturity investments	261,122	37,161	—
Purchases of available-for-sale securities	(14,978)	(30,143)	(61,251)
Sales and redemptions of available-for-sale securities	23,079	57,742	49,128
Cash flows used in investing activities	(361,975)	(268,062)	(137,766)
Cash flows used in financing activities:
Borrowings under credit facility	493,000	220,600	422,600
Repayments under credit facility	(423,000)	(220,600)	(630,600)
Repayments of notes payable	(25,000)	(25,000)	—
Earn-out payments	(3,526)	(3,652)	(3,556)
Cash received from consolidated variable interest entity	—	109,510	—
Contingent retention liability	—	21,746	—
Cash paid on retention liability	(10,338)	(1,939)	—
Dividends paid	(41,801)	(21,058)	(48,153)
Repurchases of common stock	(168,242)	(92,823)	(46,618)
Payroll tax payments on vested shares	(16,161)	(11,822)	(25,010)
Excess tax benefits	4,540	9,794	4,657
Cash flows used in financing activities	(190,528)	(15,244)	(326,680)
Effect of exchange rates on cash	(33,714)	22,259	(12,242)
(Decrease) / increase in cash and cash equivalents	(12,698)	195,044	54,626
Cash and cash equivalents at beginning of period	727,849	532,805	478,179
Cash and cash equivalents at end of period	$715,151	$727,849	$532,805
Supplemental disclosures:
Cash paid for interest	$3,577	$3,677	$7,461
Cash paid for income taxes, net of refunds	$194,383	$62,898	$81,958
Common stock issued upon the vesting of our restricted stock units	$21,108	$29,194	$9,513
Transfers into consolidated investment funds	$—	$223,212	$—
Deconsolidation of investment funds (see Note 12)	$—	$339,019	$—
See accompanying notes to the consolidated financial statements

TOWERS WATSON & CO.
Consolidated Statements of Changes in Stockholders’ Equity
(In Thousands of U.S. dollars and Number of Shares in Thousands)

	Class A Common Stock Outstanding	Class A Common Stock	Class B Common Stock Outstanding	Class B Common Stock	Additional Paid-in Capital	Treasury Stock, at Cost	Retained Earnings	Accumulated Other Comprehensive Loss	Non- Controlling Interest	Total
Balance as of June 30, 2012	63,522	$635	11,036	$110	$1,833,799	$(168,901)	$1,117,622	$(350,745)	$24,797	$2,457,317
Net income/(loss)	—	—	—	—	—	—	318,812	—	(3,160)	315,652
Other comprehensive income/(loss)								51,281	(1,297)	49,984
Repurchases of common stock	—	—	—	—	—	(46,618)	—	—	—	(46,618)
Shares received for employee taxes upon conversion of Restricted A shares	(2)	—	—	—	—	(25,010)	—	—	—	(25,010)
Exercises of stock options	—	—	—	—	(8,240)	9,373	—	—	—	1,133
Vesting of restricted stock units	(3)	—	—	—	(8,674)	9,513	—	—	—	839
Class A Common Stock:
Cash dividends declared ($0.46 per share)	—	—	—	—	—	—	(42,027)	—	—	(42,027)
Excess tax benefits	—	—	—	—	4,657	—	—	—	—	4,657
Stock-based compensation	—	—	—	—	28,906	—	—	—	—	28,906
Conversion of Class B-3 shares to Class A shares	5,661	57	(5,662)	(56)	—	—	—	—	—	1
Balance as of June 30, 2013	69,178	$692	5,374	$54	$1,850,448	$(221,643)	$1,394,407	$(299,464)	$20,340	$2,744,834
Net Income	—	—	—	—	—	—	359,300	—	7,014	366,314
Other comprehensive income/(loss)	—	—	—	—	—	—	—	109,762	(719)	109,043
Repurchases of common stock	—	—	—	—	—	(92,823)	—	—	—	(92,823)
Shares received for employee taxes upon conversion of restricted stock units	—	—	—	—	—	(7,612)	—	—	—	(7,612)
Exercises of stock options	—	—	—	—	(6,018)	6,702	—	—	—	684
Vesting of restricted stock units	—	—	—	—	(35,377)	29,194	—	—	—	(6,183)
Acquisitions	—	—	—	—	6,718	—	—	—	(6,297)	421
Redeemable non-controlling interest from consolidated variable interest entity	—	—	—	—	—	—	—	—	332,722	332,722
Deconsolidation of redeemable non-controlling interest from variable interest entity	—	—	—	—	—	—	—	—	(339,019)	(339,019)
Class A Common Stock:
Cash dividends declared ($0.42 per share)	—	—	—	—	—	—	(30,780)	—	—	(30,780)
Excess tax benefits	—	—	—	—	9,794	—	—	—	—	9,794
Stock-based compensation	—	—	—	—	23,554	—	—	—	—	23,554
Conversion of Class B-4 shares to Class A shares	5,374	54	(5,374)	(54)	—	—	—	—	—	—
Balance as of June 30, 2014	74,552	$746	—	$—	$1,849,119	$(286,182)	$1,722,927	$(189,702)	$14,041	$3,110,949

			(Continued)

	Class A Common Stock Outstanding	Class A Common Stock	Class B Common Stock Outstanding	Class B Common Stock	Additional Paid-in Capital	Treasury Stock, at Cost	Retained Earnings	Accumulated Other Comprehensive Loss	Non- Controlling Interest	Total
Net income	—	—	—	—	—	—	384,978	—	653	385,631
Other comprehensive income/(loss)	—	—	—	—	—	—	—	(386,596)	807	(385,789)
Repurchases of common stock	—	—	—	—	—	(168,242)	—	—	—	(168,242)
Shares received for employee taxes upon conversion of restricted stock units	—	—	—	—	—	(11,493)	—	—	—	(11,493)
Exercises of stock options	—	—	—	—	(9,475)	15,523	—	—	—	6,048
Vesting of restricted stock units	—	—	—	—	(8,753)	21,108	—	—	—	12,355
Class A Common Stock:
Cash dividends declared ($0.60 per share)	—	—	—	—	—	—	(41,801)	—	—	(41,801)
Excess tax benefits	—	—	—	—	4,540	—	—	—	—	4,540
Stock-based compensation	—	—	—	—	35,314	—	—	—	—	35,314
Balance as of June 30, 2015	74,552	$746	—	$—	$1,870,745	$(429,286)	$2,066,104	$(576,298)	$15,501	$2,947,512
See accompanying notes to the consolidated financial statements

TOWERS WATSON & CO.
Notes to the Consolidated Financial Statements
(Tabular amounts in thousands except per share data)
Note 1 — Nature of the Business and Mergers
Nature of the Business
Towers Watson & Co. (referred herein as “Towers Watson”, the “Company” or “we”) is a leading global professional services company that helps organizations improve performance through effective people, risk and financial management. We offer solutions in the areas of employee benefits, talent management, rewards, risk and capital management and healthcare exchanges for both retirees and active employees. Our fiscal year ends on June 30th.
Mergers
Towers Watson was formed on January 1, 2010, from the merger (the “Towers Perrin | Watson Wyatt Merger”) of Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”) and Watson Wyatt Worldwide, Inc. (“Watson Wyatt”), two leading professional services firms that traced their roots back more than 100 years.
On June 30, 2015, Willis Group Holdings (“Willis”) and Towers Watson announced the signing of a definitive merger agreement under which the companies will combine in an all-stock merger of equals transaction. Based on the closing price of Willis and Towers Watson common stock on June 29, 2015, the implied equity value of the transaction is approximately $18 billion. At the effective time of the merger (“Towers Watson | Willis Merger”), each share of Class A common stock, par value $0.01 per share, of Towers Watson (the “TW Common Stock”) issued and outstanding immediately prior to the Towers Watson | Willis Merger (other than shares held by Towers Watson, Willis, or Merger Sub and dissenting shares) will be converted into the right to receive 2.6490 validly issued, fully paid and nonassessable ordinary shares of Willis. In addition, Towers Watson intends to declare and pay a pre-Towers Watson | Willis Merger special dividend in an amount equal to $4.87 per share of TW Common Stock, payable to holders of record of TW Common Stock prior to the closing date. We are in the process of evaluating our options to fund the special dividend through a bank loan. The transaction is expected to close by December 31, 2015, subject to customary closing conditions, including regulatory approvals, and approval by both Willis shareholders and Towers Watson stockholders.
Note 2 — Summary of Significant Accounting Policies
Principles of Consolidation — Our consolidated financial statements include our accounts and those of our majority-owned and controlled subsidiaries after elimination of intercompany accounts and transactions. Investments in affiliated companies over which we have the ability to exercise significant influence are accounted for using the equity method.
We determine whether we have a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a variable interest entity (“VIE”).
Variable interest entities are entities that lack one or more of the characteristics of a voting interest entity and therefore require a different approach in determining which party involved with the VIE should consolidate the entity. With a VIE, either the entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties or the equity holders, as a group, do not have the power to direct the activities that most significantly impact its financial performance, the obligation to absorb expected losses of the entity, or the right to receive the expected residual returns of the entity. The entity that has a controlling financial interest in a VIE is referred to as the primary beneficiary and is required to consolidate the VIE.
Voting interest entities are entities that have sufficient equity and provide equity investors voting rights that give them the power to make significant decisions relating to the entity’s operations. The usual condition for a controlling financial interest in a voting interest entity is ownership of a majority voting interest. Accordingly, we consolidate our voting interest entity investments in which we hold, directly or indirectly, more than 50% of the voting rights.
Use of Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Our estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates. Estimates are used when accounting for revenue recognition, allowances for billed and unbilled receivables from clients, discretionary compensation, income taxes, pension and post-retirement assumptions, incurred but not reported claims, legal reserves and goodwill and intangible assets.

Cash and Cash Equivalents — We consider all instruments that are readily convertible to known amounts of cash and with original maturities of 90 days or less (calculated from the trade date to maturity date) to be cash equivalents. We consider Term deposits and certificates of deposits with original maturities 90 days or less to be cash equivalents. Term deposits and certificates of deposits with original maturities greater than 90 days are considered to be short-term investments.
Fiduciary assets and liabilities — Certain of our health and welfare benefits administration outsourcing agreements require us to hold funds on behalf of clients to pay obligations on their behalf. These amounts are included in fiduciary assets and fiduciary liabilities on the consolidated balance sheets.
Investments — Our investments are classified at the time of purchase as either available-for-sale or held-to-maturity, and reassessed as of each balance sheet date. Held-to-maturity securities are recorded at amortized cost. The carrying value of our held-to-maturity securities approximates fair value, due to the short-term nature of our investments of less than 12 months. Held-to-maturity securities are classified as short-term investments. Available-for-sale securities are marked-to-market based on prices provided by our investment advisors. Available-for-sale securities are classified as either short-term or long-term based on management’s intention of when to sell the securities or maturity date, if applicable.
Receivables from Clients — Billed receivables from clients are presented at their billed amount less an allowance for doubtful accounts. Billed receivables also include amounts due to us for commissions on premiums currently due from our clients to the reinsurers but uncollected by us as of the balance sheet date. Unbilled receivables are stated at net realizable value less an allowance for unbillable amounts. Allowance for doubtful accounts related to billed receivables was $7.7 million and $8.1 million as of June 30, 2015 and 2014, respectively. Allowance for unbilled receivables was $8.5 million and $9.1 million as of June 30, 2015 and 2014, respectively.
Revenue Recognition — We recognize revenue when it is earned and realized or realizable as demonstrated by persuasive evidence of an arrangement with a client, a fixed or determinable price, services have been rendered or products delivered or available for use, and collectability is reasonably assured.
The majority of our revenue consists of fees earned from providing consulting services. We recognize revenue from these consulting engagements when hours are worked, either on a time-and-expense basis or on a fixed-fee basis, depending on the terms and conditions defined at the inception of an engagement with a client. We have engagement letters with our clients that specify the terms and conditions upon which the engagements are based. These terms and conditions can only be changed upon agreement by both parties. Individual associates’ billing rates are principally based on a multiple of salary and compensation costs.
Revenue for fixed-fee arrangements is based upon the proportional performance method. We typically have three types of fixed-fee arrangements: annual recurring projects, projects of a short duration, and non-recurring system projects. Annual recurring projects and the projects of short duration are typically straightforward and highly predictable in nature. As a result, the project manager and financial staff are able to identify, as the project status is reviewed and bills are prepared monthly, the occasions when cost overruns could lead to the recording of a loss accrual.
We have non-recurring system projects that are longer in duration and subject to more changes in scope as the project progresses. We evaluate at least quarterly, and more often as needed, project managers’ estimates-to-complete to assure that the projects’ current statuses are accounted for properly. Certain software contracts generally provide that if the client terminates a contract, we are entitled to payment for services performed through termination.
Revenue recognition for fixed-fee engagements is affected by a number of factors that change the estimated amount of work required to complete the project such as changes in scope, the staffing on the engagement and/or the level of client participation. The periodic engagement evaluations require us to make judgments and estimates regarding the overall profitability and stage of project completion that, in turn, affect how we recognize revenue. We recognize a loss on an engagement when estimated revenue to be received for that engagement is less than the total estimated costs associated with the engagement. Losses are recognized in the period in which the loss becomes probable and the amount of the loss is reasonably estimable. We have experienced certain costs in excess of estimates from time to time. Management believes it is rare, however, for these excess costs to result in overall project losses.
We have developed various software programs and technologies that we provide to clients in connection with consulting services. In most instances, such software is hosted and maintained by us and ownership of the technology and rights to the related code remain with us. We defer costs for software developed to be utilized in providing services to a client, but for which the client does not have the contractual right to take possession, during the implementation stage. We recognize these deferred costs from the go live date, signaling the end of the implementation stage, until the end of the initial term of the contract with the client. We determined that the system implementation and customized ongoing administrative services are one combined service. Revenue is recognized over the service period, after the go live date, in proportion to the services performed. As a result, we do not recognize revenue during the implementation phase of an engagement.
We deliver software under arrangements with clients that take possession of our software. The maintenance associated with the initial software fees is a fixed percentage which enables us to determine the stand-alone value of the delivered software separate from the maintenance. We recognize the initial software fees as software is delivered to the client and we recognize the maintenance ratably over the contract period based on each element’s relative fair value. For software arrangements in which initial fees are received in connection with mandatory maintenance for the initial software license to remain active, we determined that the initial maintenance period is substantive. Therefore, we recognize the fees for the initial license and maintenance bundle ratably over the initial contract term, which is generally one year. Each subsequent renewal fee is recognized ratably over the contractually stated renewal period.
We collect, analyze and compile data in the form of surveys for our clients who have the option of participating in the survey. The surveys are published online via a web tool which provides simplistic functionality. We have determined that the web tool is inconsequential to the overall arrangement. We record the survey revenue when the results are delivered online and made available to our clients that have a contractual right to the data, including the ability to download and manipulate the data. If the data is updated more frequently than annually, we recognize the survey revenue ratably over the contractually stated period.
Prior to the sale of our reinsurance brokerage business in November, 2013 (see Note 3 for further discussion), in our capacity as a reinsurance broker, we collected premiums from our reinsurance clients and, after deducting our brokerage commissions, we remitted the premiums to the respective reinsurance underwriters on behalf of our reinsurance clients. In general, compensation for reinsurance brokerage services was earned on a commission basis. Commissions were calculated as a percentage of a reinsurance premium as stipulated in the reinsurance contracts with our clients and reinsurers. We recognized brokerage services revenue on the later of the contract’s inception or billing date as fees became known or as our services were provided for premium processing. In addition, we held cash needed to settle amounts due reinsurers or our reinsurance clients, net of any commissions due to us, pending remittance to the ultimate recipient. We were permitted to invest these funds in high quality liquid instruments.
As an insurance exchange, we generate revenue from commission paid to us by insurance carriers for health insurance policies issued through our enrollment services. Under our contracts with insurance carriers, once an application has been accepted by an insurance carrier and a policy has been issued, we will receive commission payments from the policy effective date until the end of the annual policy period as long as the policy is not cancelled by the insured or the carrier. We defer upfront fees and recognize revenue ratably from the policy effective date over the policy period, generally one year. The commission fee per policy placed with a carrier could vary by whether the insured was previously a Medicare participant and whether the policy is in its first or subsequent year. Due to the uncertainty of the commission fee per policy, we do not recognize revenue until the policy is accepted by the carrier, the policy is effective and a communication is received from the carrier of the fee per insured. As the commission fee is cancellable on a pro rata basis related to the underlying insurance policy which we are not party to, we recognize the commission fee ratably over the policy period. Our carrier contracts entitle us to receive commission fees per policy for the life of the policy unless limited by legislation or cancelled by the carrier or insured. As a result, the majority of the revenue is recurring in nature and grows in direct proportion to the number of new policies added each year.
Revenue recognized in excess of billings is recorded as unbilled accounts receivable. Cash collections in excess of revenue recognized are recorded as deferred revenue until the revenue recognition criteria are met. Client reimbursable expenses, including those relating to travel, other out-of-pocket expenses and any third-party costs, are included in revenue, and an equivalent amount of reimbursable expenses are included in professional and subcontracted services as a cost of revenue.
Income Taxes — We account for income taxes in accordance with Accounting Standards Codification (“ASC”) 740, Income Taxes, which prescribes the use of the asset and liability approach to the recognition of deferred tax assets and liabilities related to the expected future tax consequences of events that have been recognized in our financial statements or income tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets when it is more likely than not that a portion or all of a given deferred tax asset will not be realized. In accordance with ASC 740, income tax expense includes (i) deferred tax expense, which generally represents the net change in the deferred tax asset or liability balance during the year plus any change in valuation allowances and (ii) current tax expense, which represents the amount of tax currently payable to or receivable from a taxing authority plus amounts accrued for expected tax contingencies (including both tax penalties and interest). ASC 740-10 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those positions to be recognized in the financial statements. We continually review tax laws, regulations and related guidance in order to properly record any uncertain tax liability positions. We adjust these reserves in light of changing facts and circumstances, such as the outcome of tax audits.
Foreign Currency — Gains and losses on foreign currency transactions, including settlement of intercompany receivables and payables, are recognized currently in the general and administrative expenses line of our consolidated statements of operations. Foreign currency transactions resulted in losses of $0.4 million, $7.0 million and $0.8 million in fiscal years 2015, 2014 and 2013, respectively. Assets and liabilities of our subsidiaries outside the United States are translated into the reporting currency, the U.S. dollar, based on exchange rates at the balance sheet date. Revenue and expenses of our subsidiaries outside the United States are translated into U.S. dollars at weighted average exchange rates. Gains and losses on translation of our equity interests in our subsidiaries outside the United States and on intercompany notes are reported separately as accumulated other comprehensive income within stockholders’ equity in the consolidated balance sheets, since we do not plan or anticipate settlement of such balances in the foreseeable future.
Fair Value of Financial Instruments — The carrying amount of our cash and cash equivalents, receivables from clients, notes and accounts payable approximates fair value because of the short maturity and liquidity of those instruments. The investments are available-for-sale securities held at estimated fair value with maturities of less than two years. The term loan and revolving credit facility include variable interest rates that approximate market rates and as such, we consider its carrying amount to approximate fair value. The fair value of our term loan and revolving credit facility are considered level 2 financial instruments as they are corroborated by observable market data. Refer to Note 12 for the significant terms of these agreements.
Fair Value Measurement — Financial assets and liabilities recorded in the accompanying consolidated balance sheets are categorized based on the inputs in the valuation techniques as follows:
Level 1 — Financial assets and liabilities whose values are based on quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.
Level 2 — Financial assets and liabilities whose values are based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
Level 3 — Financial assets and liabilities whose values are based on unobservable inputs for the asset or liability.
In accordance with Subtopic 820-10, Fair Value Measurement and Disclosures, certain investments that are measured at fair value using the net asset value per share practical expedient are not required to be categorized in the fair value hierarchy based on the levels above.
Derivatives — All derivative instruments are recognized in the accompanying consolidated balance sheets at fair value. Derivative instruments with a positive fair value are reported in other current assets and derivative instruments with a negative fair value are reported in other current liabilities in the accompanying consolidated balance sheet. Changes in the fair value of derivative instruments are recognized immediately in general and administrative expenses, unless the derivative is designated as a hedge and qualifies for hedge accounting.
There are three hedging relationships where a derivative (hedging instrument) may qualify for hedge accounting: (1) a hedge of the change in fair value of a recognized asset or liability or firm commitment (fair value hedge), (2) a hedge of the variability in cash flows from forecast transactions (cash flow hedge), and (3) a hedge of the variability caused by changes in foreign currency exchange rates (foreign currency hedge). Under hedge accounting, recognition of derivative gains and losses can be matched in the same period with that of the hedged exposure and thereby minimize earnings volatility. If the underlying risk is recognized in the balance sheet and offsetting the gain / losses in the derivative, we consider the derivative transaction to be an “economic hedge” and changes in the fair value of the derivative are recognized immediately in general and administrative expenses. At June 30, 2015, we had entered into foreign currency cash flow hedges and economic hedges.
In order for a derivative to qualify for hedge accounting, the derivative must be formally designated as a fair value, cash flow, or a foreign currency hedge by documenting the relationship between the derivative and the hedged item. Additionally, the hedge relationship must be expected to be highly effective at offsetting changes in either the fair value or cash flows of the hedged item at both inception of the hedge and on an ongoing basis. We assess the ongoing effectiveness of our hedges and measure and record hedge ineffectiveness, if any, at the end of each quarter.
For a cash flow hedge, the effective portion of the change in fair value of a hedging instrument is recognized in other comprehensive income, as a component of shareholders’ equity, and subsequently reclassified to general and administrative expenses. The ineffective portion of a cash flow hedge is recognized immediately in general and administrative expenses.
We discontinue hedge accounting prospectively when (1) the derivative expires or is sold, terminated, or exercised, (2) we determine that the hedging transaction is no longer highly effective, (3) a hedged forecast transaction is no longer probable of occurring in the time period described in the hedge documentation, (4) the hedged item matures or is sold, or (5) management elects to discontinue hedge accounting voluntarily.
When hedge accounting is discontinued because the derivative no longer qualifies as a cash flow hedge we continue to carry the derivative in the accompanying consolidated balance sheet at its fair value, recognize subsequent changes in the fair value of the derivative in current-period general and administrative expenses, and continue to defer the derivative gain or loss in other comprehensive income or loss until the hedged forecast transaction affects expenses. If the hedged forecast transaction is not likely to occur in the time period described in the hedge documentation or within a two month period of time thereafter, the deferred derivative gain or loss is reclassified immediately to general and administrative expenses.
Concentration of Credit Risk — Financial instruments that potentially subject us to concentrations of credit risk consist principally of certain cash and cash equivalents, fixed income securities, and receivables from clients. We invest our excess cash in financial instruments that are primarily rated in the highest short-term rating category by major rating agencies. Concentrations of credit risk with respect to receivables from clients are limited due to our large number of clients and their dispersion across many industries and geographic regions.
Incurred But Not Reported (IBNR) Claims — We accrue for IBNR professional liability claims that are probable and estimable. We use actuarial assumptions to estimate and record a liability for IBNR professional liability claims. Our estimated IBNR liability is based on long-term trends and averages, and considers a number of factors, including changes in claim reporting patterns, claim settlement patterns, judicial decisions, and legislation and economic decisions, but excludes the effect of claims data for large cases due to the insufficiency of actual experience with such cases. Our estimated IBNR liability will fluctuate if claims experience changes over time. As of June 30, 2015 we had a $181.5 million IBNR liability, net of estimated IBNR recoverable receivables of our captive insurance companies. This net liability increased from $173.8 million as of June 30, 2014. To the extent our captive insurance companies, PCIC and SMIC, expect losses to be covered by a third party, they record a receivable for the amount expected to be recovered. This receivable is classified in other current or other noncurrent assets in our consolidated balance sheet.
Stock-based Compensation — We compensate our directors, executive officers and other select associates with incentive stock-based compensation plans. When granted, awards are governed by the Towers Watson & Co. 2009 Long Term Incentive Plan, which provides for the awards to be valued at their grant date fair value. We record non-cash stock-based compensation on a graded vesting methodology over the expected term of the awards, generally three years. Graded vesting expense methodology assumes that the equity awards are issued to participants in equal amounts of shares that vest over one year, two years and three years giving the effect of more expense in the first year than the second and third. Our equity awards are settled in Towers Watson Class A common stock. During fiscal years 2015, 2014 and 2013, we recognized compensation expense of $36.1 million, $23.6 million and $28.9 million, and associated income tax benefit of $11.5 million, $6.2 million and $10.0 million, respectively, in connection with our stock-based compensation plans.
Earnings per Share (“EPS”) — To the extent that we have participating securities outstanding, we present EPS using the two-class method which discloses the portion of net income attributable to controlling interests and basic and diluted shares that are available for common stockholders separate from participating security holders. Our Restricted Class A shares issued in the Towers Perrin | Watson Wyatt Merger were classified as participating securities because of their voting and dividend rights. These non-vested restricted shares were fully vested as of January 1, 2013 and converted to Towers Watson Class A common stock.
Goodwill and Intangible Assets — In applying the acquisition method of accounting for business combinations, amounts assigned to identifiable assets and liabilities acquired were based on estimated fair values as of the date of acquisition, with the remainder recorded as goodwill. Intangible assets are initially valued at fair value using generally accepted valuation methods appropriate for the type of intangible asset. Intangible assets with definite lives are amortized over their estimated useful lives and are reviewed for impairment if indicators of impairment arise. Intangible assets with indefinite lives are tested for impairment annually as of April 1, and whenever indicators of impairment exist. The fair value of the intangible assets is compared with their carrying value and an impairment loss would be recognized for the amount by which the carrying amount exceeds the fair value. Goodwill is tested for impairment annually as of April 1, and whenever indicators of impairment exist. Goodwill is tested at the reporting unit level which is one level below our operating segments. The Company had ten reporting units on April 1, 2015.
During fiscal year 2015, the Company performed a qualitative assessment for seven of our ten reporting units and our indefinite-lived intangible assets (consisting of trade names). During this assessment, we first assessed qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit or the trade names was less than its carrying amount. Qualitative factors we considered included, but are not limited to, macroeconomic conditions, industry and market conditions, company specific events, changes in circumstances, after tax cash flows and market capitalization. If the qualitative factors indicated that it is more likely than not that the fair value of a reporting unit or the trade names are less than their respective carrying amounts, we performed the two-step process to assess our goodwill for impairment. During fiscal year 2015, we assessed the qualitative factors and determined that the two-step impairment test was not required for the seven reporting units or indefinite-lived intangible assets reviewed.
During fiscal year 2015, the Company also performed Step 1 of the two-step impairment test for three reporting units. The Company performed the Step 1 test for two of these reporting units in order to update the estimated fair value following the segment reorganization. The segment reorganization was effective on July 1, 2014. See Note 18 for additional information regarding the segment reorganization.
Each of the reporting units' estimated fair values were substantially in excess of the carrying values. To perform the test, we used valuation techniques to estimate the fair value of a reporting unit that fall under income or market approaches. Under the discounted cash flow method, an income approach, the business enterprise value is determined by discounting to present value the terminal value which is calculated using debt-free after-tax cash flows for a finite period of years. Key estimates in this approach were internal financial projection estimates prepared by management, business risk, and expected rate of return on capital. The guideline company method, a market approach, develops valuation multiples by comparing our reporting units to similar publicly traded companies. Key estimates and selection of valuation multiples rely on the selection of similar companies, obtaining estimates of forecast revenue and EBITDA estimates for the similar companies and selection of valuation multiples as they apply to the reporting unit characteristics. Under the similar transactions method, a market approach, actual transaction prices and operating data from companies deemed reasonably similar to the reporting units is used to develop valuation multiples as an indication of how much a knowledgeable investor in the marketplace would be willing to pay for the business units.
If the Company was required to perform Step 2, we would determine the implied fair value of the reporting unit used in Step 1 to all the assets and liabilities of that reporting unit (including any recognized or unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. Then the implied fair value of goodwill would be compared to the carrying amount of goodwill to determine if goodwill is impaired. For the fiscal year ended June 30, 2015, we did not record any impairment losses of goodwill or intangibles.
Recent Accounting Pronouncements
Not yet adopted
On May 28, 2014, the Financial Accounting Standards Board ("FASB") and the International Accounting Standards Board ("IASB") issued their final standard on revenue from contracts with customers. The standard, issued as Accounting Standards Update ("ASU") 2014-09 by the FASB, outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers, and supersedes most current revenue recognition guidance. The core principle of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU applies to all contracts with customers, except those that are within the scope of other topics in the FASB Accounting Standards Codification. Compared with current U.S. GAAP, the ASU also requires significantly expanded disclosures about revenue recognition. The ASU is effective for interim and annual reporting periods that begin after December 15, 2016, and early adoption is prohibited. However, the FASB has deferred the adoption date by one year but has allowed for early adoption. An ASU has not yet been released with this position. The Company is currently evaluating the impact of adopting this provision.
On June 19, 2014, the FASB issued ASU 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide a Performance Target Could Be Achieved After the Requisite Service Period. The update is intended to resolve the diverse accounting treatment of these types of awards in practice. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in "Compensation - Stock Compensation (Topic 718)" as it relates to awards with performance conditions that affect vesting to account for such awards. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved, and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The ASU is effective for interim and annual reporting periods that begin after December 15, 2015. The Company does not expect the adoption of this pronouncement to have an impact on our financial statements as this guidance mirrors our existing policy for such share-based awards.

On June 12, 2015, the FASB issued ASU 2015-10, Technical Corrections and Improvements, which amends a number of topics in the FASB Accounting Standards Codification. The update is a part of an ongoing project on the FASB's agenda to facilitate Codification updates for non-substantive technical corrections, clarifications, and improvements that are not expected to have a significant effect on accounting practice or create a significant administrative cost to most entities. The ASU will apply to all reporting entities within the scope of the affected accounting guidance. Certain amendments in the update require transition guidance and are effective for all entities for fiscal years, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the impact of adopting this provision.
Adopted
On February 18, 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, which amends the consolidation requirements in Accounting Standards Codification ("ASC") 810 and significantly changes the consolidation analysis required under U.S. GAAP. Generally, the changes were made to introduce the concepts of principal versus agency relationships and to integrate them into the existing rules. The amendments rescind the indefinite deferral of ASU 2009-17 for investment funds and will impact the determination of whether an entity is a variable interest entity; the evaluation of a service provider's fees when identifying variable interests; and the extent to which related party interests are considered in the consolidation conclusion. For public business entities, the ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. Early adoption is allowed for all entities (including during an interim period), but the guidance must be applied as of the beginning of the annual period containing the adoption date. The Company adopted the ASU under the modified retrospective approach in our fourth quarter of fiscal year 2015 and concluded that it no longer held a variable interest in most of the variable interest entities to which it provides certain service offerings. As a result, those entities will be excluded from the disclosure in Note 13. There is no further impact to the Company’s financial statements or disclosures.
On May 1, 2015, the Financial Accounting Standards Board ("FASB") issued ASU 2015-07, Fair Value Measurement (Topic 820) - Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). The update is intended to simplify reporting requirements and modify those investments required to be classified within the fair value hierarchy. Certain investments measured at fair value using the Net Asset Value ("NAV") practical expedient are no longer required to be categorized within a level within the fair value hierarchy table. Entities will be required to include in the disclosure the fair value of the investments using NAV practical expedient so that financial statement users can reconcile amounts reporting in the fair value hierarchy table to amounts reported on the balance sheet. The ASU is effective for interim and annual reporting periods beginning after December 15, 2015 and early adoption is permitted. The ASU is to be applied retrospectively in all periods presented in an entity's financial statements. The Company is early adopting the standard as of June 30, 2015. The adoption has been reflected in Note 11 to the financial statements.
Note 3 — Acquisitions and Divestitures
Our acquisitions and divestitures in fiscal years 2015, 2014 and 2013 were not material for the purposes of financial statement disclosures as required by Accounting Standards Codification (“ASC”) 805. Our acquisition and divestiture information is included to provide our investors with a better understanding of our strategic acquisitions.
Acquisitions
Acclaris Acquisition
On May 11, 2015, Towers Watson acquired Acclaris Holdings, Inc. ("Acclaris") for $140.0 million in cash. Headquartered in Tampa, FL, and with locations in Kansas and India, Acclaris offers flexible products that include integrated technology and services to support consumer-directed benefits on a single platform in a scalable way. Its core business focuses on health care and reimbursement accounts which include health reimbursement arrangements (HRAs), health savings accounts (HSAs), flexible spending accounts, commuter accounts and custom reimbursement accounts. Acclaris will be integrated into our Exchange Solutions Segment and join the Other line of business as the Consumer-Directed Accounts practice. Together, Towers Watson and Acclaris will enable clients of any size to offer benefits in new and cost-effective ways.
During the fourth quarter of fiscal year 2015, we recorded the tangible assets received, liabilities assumed, and the preliminary fair value of intangibles. The intangibles included developed technology, valued at $14.5 million, and a customer related intangible, valued at $12.3 million. Our estimate of fair value for the developed technology intangible and the customer related intangible was based on the relief from royalty method and the multi-period excess earnings method, respectively. Significant assumptions used in the valuation were estimated revenues and expenses, contributory asset charges, required rates of return, and discount rates. We also recorded a net deferred tax liability of $2.8 million. It was determined that total consideration was $141 million, and we recorded $112.3 million of goodwill related to the acquisition of Acclaris.

Saville Consulting Acquisition
On April 23, 2015, Towers Watson acquired Saville Consulting Group Limited. ("Saville") for £42.0 million ($64.5 million) in cash. Saville is a U.K. and Jersey-based global psychometric assessment business. Its principal activities include helping employers to improve the match between people, work and organizations through the development and sale of objective psychometric assessment tools and related user training and consultancy services. Saville will be aligned with our Data, Surveys and Technology line of business within our Talent and Rewards segment.
During the fourth quarter of fiscal 2015, we recorded the tangible assets received, liabilities assumed, and the preliminary fair value of intangibles. The intangibles included a product intangible, valued at £25.8 million, and other intangibles that were collectively immaterial. Our estimate of fair value for the product intangible was based on the relief from royalty method. Significant assumptions used in the valuation were estimated revenues and expenses, contributory asset charges, required rates of return, and discount rates. It was determined that total consideration was £42.7 million, and we recorded £5.1 million of goodwill related to the acquisition of Saville.
Liazon Corporation Acquisition
On November 22, 2013, Towers Watson purchased Liazon Corporation (“Liazon”), a business focused on developing and delivering private benefit exchanges for active employees, for $204.3 million in cash and assumed equity awards valued at $8.0 million. See Note 16 for further information on the assumed equity awards. The Liazon business initially became a new line of business, which complements our other offerings under the Exchange Solutions segment, and is currently part of the Active Exchanges practice after the segment reorganization which became effective July 1, 2014. Together these solutions help organizations, both large and small, deliver self- and fully-insured benefits to both employees as well as pre- and post-65 retirees. We included the results of Liazon's operations since the acquisition date in both the Exchange Solutions segment and in our consolidated financial statements.
We have recorded the tangible assets received, liabilities assumed, and the fair value of intangibles for Liazon. The intangibles included developed technology, valued at $34.3 million, and other intangibles that were collectively immaterial. Our estimate of fair value for the technology intangible was developed using the multi-period excess earnings method valuation model. Significant assumptions used in the valuation were estimated revenues and expenses, contributory asset charges, required rates of return, and discount rates. It was determined that total consideration was $212.3 million. We recorded $173.2 million of goodwill and a net deferred tax asset of $9.1 million related to the acquisition of Liazon, inclusive of a $1.0 million purchase price adjustment.
Divestitures
Sale of our Brokerage business.
On September 19, 2013, we entered into a definitive agreement to sell our Reinsurance and Property and Casualty Insurance Brokerage (“Brokerage”) business to Jardine Lloyd Thompson Group plc (“JLT”) for cash consideration of $250 million. The Brokerage business was a component of our Risk and Financial Services segment. The sale closed during our second quarter of fiscal year 2014. We divested this business as part of our strategy to focus on other areas of the business. We continue to focus on risk consulting, software and other services for the insurance industry. The business was branded for a transitional period of 10 months from the closing date as JLT Towers Re, but currently operates as JLT Re.
As part of the transaction, we entered into an Alliance Agreement with JLT that will ensure clients have continued access to our risk consulting and software services. This agreement will also provide JLT Re with continued use of Towers Watson’s proprietary actuarial models and software.
The Company assessed the guidance under ASC 205 to determine if the Alliance Agreement or any other terms of the sale agreement constituted significant continuing direct cash flows or significant continuing involvement with the Brokerage business after the sale. The Company compared the cash flows expected to be recognized from the Brokerage business as a result of the continuation or migration of activities after the disposal transaction to the projected generation of cash flows by the Brokerage business that we could have expected absent the disposal transaction. Based on this analysis, the expected annual cash inflows or outflows related to the portion of revenues shared or commissions received or paid and software sales under the Alliance Agreement were each expected to represent approximately 1% or less of the annual revenues generated by our Brokerage business operations prior to the disposal. This was deemed not significant. Actual results have been within the original expectations and continue to be not significant.
The Company also calculated the expected cash flows associated with the placement of its insurance and reinsurance arrangements. The Company agreed to use JLT as its broker-of-record for all insurance and reinsurance transactions to which the Company’s wholly-owned captive insurance company, SMIC, is a party through November 2018. These amounts were previously eliminated as intercompany transactions, and were $2.8 million for fiscal year 2014. Additionally, the Company agreed to a Transitional Services Agreement with JLT for a two-year period ending November 5, 2015. The Company expects to incur approximately $6.3 million each year in occupancy or other infrastructure costs, which were prepaid as part of deal consideration or will be repaid by JLT over the two year period. The cash flows associated with these arrangements represented approximately 7.4% of the annual expenses generated by our Brokerage operations prior to the disposal, which was deemed not significant.
The Company noted that none of the aforementioned agreements or arrangements constituted significant continuing involvement because they do not afford the Company the ability to influence the financial or operating decisions of JLT. Accordingly, we concluded that the continuing cash flows expected after the sale of our Brokerage business did not preclude discontinued operations presentation, and the Company therefore classified the results of our Brokerage business’s operations as discontinued operations for all periods presented in our consolidated statements of operations. There was no revenue or income from discontinued operations in the current fiscal year. The following selected financial information relates to the Brokerage business’s operations for the fiscal years ended June 30, 2014 and 2013, respectively:

	Fiscal Year Ended June 30,
	2014	2013
Revenue from discontinued operations	$63,762	$164,270

Income from discontinued operations before taxes	21,308	$39,203
Tax expense on discontinued operations	7,522	$15,561
Net income from discontinued operations	13,786	23,642

Gain from sale of discontinued operations	23,951	—
Tax expense on gain from sale of discontinued operations	31,680	—
Net loss from sale of discontinued operations	(7,729)	—
Total net income from discontinued operations	$6,057	$23,642
Only the fiduciary assets and liabilities associated with the European businesses were sold. North American fiduciary assets and liabilities were not disposed of during the sale due to certain legal restrictions which do not permit the transfer of these assets and liabilities. The subsequent settlement of the North American fiduciary assets and liabilities is presented within the operating section of our accompanying statement of cash flows for the year ended June 30, 2014.
In addition to the stated $250 million cash consideration stipulated in the sale agreement, a purchase price adjustment of $31.4 million was paid to the Company by JLT representing the value of net assets transferred in the sale.
As part of the sale, the Company agreed to repay JLT for retention payments made to certain employees of Brokerage if they remain with the business on the 30-day anniversary of the sale and the first and second anniversary of the sale. The value ascribed to this portion of the obligation is $21.7 million at the time of the sale. The remaining liability at June 30, 2015 and 2014 was carried at fair value on the accompanying consolidated balance sheets (see Note 7 – Fair Value Measurements). The total amount has been classified as current or non-current liabilities based on the expected payment dates.
The obligation for retention payments and certain other negotiated terms reduced total consideration received at the transaction closing to $215.1 million. Total transaction costs were approximately $6.4 million. We finalized the completion accounts and the purchase price adjustments during the third quarter of fiscal year 2014. Our final pre-tax gain on the sale was $24.0 million. The sale of our Brokerage business resulted in a significant taxable gain, since the disposal of the goodwill and intangible assets associated with the business was not tax-deductible.
Note 4 — Investments
Held-to-maturity - Our held-to-maturity investments are comprised of term deposits, certificates of deposit, and certain bonds with original maturities greater than 90 days. As of June 30, 2015 and 2014, all held-to-maturity securities were included in short-term investments in the accompanying consolidated balance sheet. Proceeds from maturities of held-to-maturity securities during the fiscal years ended June 30, 2015 and June 30, 2014 were $261.1 million and $37.2 million, respectively resulting in immaterial gains.
Available-for-sale - Our available-for-sale securities are comprised of equity securities and mutual funds / exchange-traded funds. Proceeds from sales and maturities of investments of available-for-sale securities during the fiscal year ended June 30, 2015 were $23.1 million, resulting in a loss of $0.3 million. Proceeds from sales and maturities of investments of available-for-

sale securities during the fiscal year ended June 30, 2014 were $57.7 million, resulting in a gain of $1.0 million. Of these proceeds, $1.6 million related to the sale of investments as part of the divestiture of the Brokerage business. Proceeds from sales and maturities of investments of available-for-sale securities during the fiscal years ended June 30, 2013 were $47.6 million, resulting in a gain $0.1 million.
Additional information on the Company's investments is provided in the following table as of June 30, 2015 and 2014:

	As of 6/30/2015				As of 6/30/2014
	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Short Term Investments:
Held-to-maturity:
Term deposits & Certificates of deposit	$70,346	$—	$—	$70,346	$107,556	$—	$—	$107,556
Fixed income securities	51,685	—	—	51,685	—	—	—	—
Available-for-sale:
Equity securities	102	11	(10)	103	126	7	(3)	130
Mutual funds and exchange-traded funds	5,033	5	(16)	5,022	15,033	42	—	15,075
Total Short-term Investments:	127,166	16	(26)	127,156	122,715	49	(3)	122,761
Other Investments:
Available-for-sale:
Mutual funds and exchange-traded funds	43,711	6	(147)	43,570	42,147	451	—	42,598
Total other Investments in Other Assets	$43,711	$6	$(147)	$43,570	$42,147	$451	$—	$42,598
For all investments other than fixed income securities, amortized cost represents the cost basis of the investment as of the purchase date. For fixed income securities, amortized cost represents the face value of the bond plus the unamortized portion of the bond premium as of the date presented. There were no material investments that have been in a continuous loss position for more than twelve months, and there have been no other-than-temporary impairments recognized. The aggregate fair value of investments with unrealized losses for the fiscal year ended June 30, 2015 was $24.4 million. The aggregate fair value of investments with unrealized losses for the fiscal year ended June 30, 2014 was immaterial.
Note 5 — Fixed Assets
Furniture, fixtures, equipment and leasehold improvements are recorded at cost and presented net of depreciation or amortization. Furniture, fixtures, and equipment are depreciated straight-line over lives ranging from three to seven years. Internally developed software is amortized over the estimated useful life of the asset ranging from three to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease terms or the asset lives.
The components of fixed assets are as follows:

	June 30,
	2015	2014
Furniture, fixtures and equipment	$203,906	$205,598
Computer software, excluding internally developed software	226,457	192,206
Internally developed software	212,529	165,695
Leasehold improvements	197,435	207,126
	840,327	770,625
Less: accumulated depreciation and amortization	(449,646)	(396,181)
Fixed assets, net	$390,681	$374,444
Total computer software, net, including internally developed software, was $237.2 million and $210.7 million as of June 30, 2015 and 2014, respectively. Total amortization expense for computer software was $53.9 million, $44.7 million and $40.5 million for fiscal years 2015, 2014 and 2013, respectively. Total depreciation expense was $52.7 million, $54.9 million and $56.3 million for fiscal years 2015, 2014 and 2013, respectively.

Note 6 — Goodwill and Intangible Assets
The components of goodwill and intangible assets are outlined below for the fiscal years ended June 30, 2015 and 2014:

	Benefits	Exchange Solutions	Risk and Financial Services	Talent and Rewards	All Other	Total
Balance as of June 30, 2013	$1,233,272	$341,449	$534,150	$108,850	$1,214	$2,218,935
Goodwill acquired	—	174,195	—	—	—	174,195
Goodwill related to disposals	—	—	(167,822)	—	—	(167,822)
Translation adjustment	57,517	—	25,221	5,012	—	87,750
Balance as of June 30, 2014	$1,290,789	$515,644	$391,549	$113,862	$1,214	$2,313,058
Goodwill acquired	—	112,337	—	8,077	—	120,414
Goodwill related to disposals	—	—	(593)	—	—	(593)
Goodwill reallocated in segment restructuring	(92,327)	54,052	12,311	25,964		—
Translation adjustment	(109,958)	—	(32,993)	(11,577)	—	(154,528)
Balance as of June 30, 2015	$1,088,504	$682,033	$370,274	$136,326	$1,214	$2,278,351
Goodwill acquired during the fiscal year ended June 30, 2015 in the Talent and Rewards and Exchange Solutions segments totaled $8.1 million and $112.3 million, respectively. The goodwill relates to the acquisitions of Saville and Acclaris. See Note 3 for additional information regarding these transactions.
Included in the goodwill reallocated in segment restructuring is a $54.1 million reclassification of goodwill related to the segment reorganization between Benefits and Exchange Solutions, which was effective on July 1, 2014 and $38.3 million of residual allocation to the remaining segments. See Note 18 for additional information regarding the segment reorganization.
Included in the Exchange Solutions goodwill acquired is $173.2 million of goodwill, inclusive of a $1.0 million purchase price adjustment, related to the acquisition of Liazon, which closed on November 22, 2013. We recorded the consideration less the tangible assets and liabilities as goodwill during the fiscal year ended June 30, 2014. See Note 3 for additional information regarding this acquisition.
Included in the Risk and Financial Services activity is a $167.8 million reduction in goodwill related to the disposal of our Brokerage business, which was completed on November 6, 2013. See Note 3 for additional information regarding the sale of the business.
The following table reflects changes in the net carrying amount of the components of finite-lived intangible assets for the fiscal years ended June 30, 2015 and 2014:

	Trademark & trade name	Customer related intangible	Core/ developed technology	Product	Favorable agreements	Total
Balance as of June 30, 2013	$—	$246,247	$69,515	$—	$3,565	$319,327
Intangible assets acquired	150	600	34,300	—	—	35,050
Intangible assets related to disposal	—	(8,254)	—	—	—	(8,254)
Amortization	(150)	(46,907)	(28,875)	—	(947)	(76,879)
Translation adjustment	—	7,169	887	—	(1)	8,055
Balance as of June 30, 2014	—	198,855	75,827	—	2,617	277,299
Intangible assets acquired	—	21,884	15,286	40,537	4,556	82,263
Intangible assets related to disposal	—	—	—	—	—	—
Amortization	—	(42,649)	(22,628)	(353)	(1,027)	(66,657)
Translation adjustment	—	(9,771)	(470)	—	(55)	(10,296)
Balance as of June 30, 2015	$—	$168,319	$68,015	$40,184	$6,091	$282,609

For the fiscal years ended June 30, 2015, 2014 and 2013, we recorded $65.7 million, $75.9 million and $78.9 million, respectively, of amortization related to our intangible assets, exclusive of the amortization of our favorable lease agreements. These amounts include amortization that has been classified within income from discontinued operations on the accompanying consolidated statements of operations.
Included in the change in customer related intangible assets is the reduction of $8.3 million associated with the sale of our Brokerage business, which closed on November 6, 2013.
Due to integration of our Retirement business, management decided to discontinue the use of an application that was acquired in the Towers Perrin | Watson Wyatt Merger with an expected useful life of ten years. We calculated no impairment, and we shortened the life of the intangible asset and accelerated the amortization in the same pattern in which our clients were transitioned to the surviving application. To develop our estimated useful remaining life of the application, we used client engagement revenue and the planned transition developed by our business management. We recorded an additional $2.1 million and $5.6 million of amortization for the fiscal years ended June 30, 2014 and June 30, 2013, respectively.
Our indefinite-lived non-amortizable intangible assets consist of acquired trademarks and trade names. The carrying value of these assets was $371.5 million and $380.0 million as of June 30, 2015 and June 30, 2014, respectively. The change during the period was due to foreign currency translation adjustment.
We estimated the fair value of acquired leases and recorded an unfavorable lease liability in accordance with ASC 805. As of June 30, 2015 and June 30, 2014, this liability was $7.3 million and $10.2 million, respectively. The change for the fiscal year ended June 30, 2015 was comprised of a reduction to rent expense of $2.9 million and an immaterial foreign currency translation adjustment.
Components of the change in the gross carrying amount of customer related intangibles, core/developed technology and favorable and unfavorable lease agreements reflect foreign currency translation adjustments for fiscal years 2015 and 2014. Certain of the intangible assets and liabilities are denominated in the currencies of our subsidiaries outside the United States, and are translated into our reporting currency, the U.S. dollar, based on exchange rates at the balance sheet date.
The following table reflects the weighted average remaining life and carrying value of finite-lived intangible assets and liabilities as of June 30, 2015 and 2014:

	Fiscal Year 2015			Fiscal Year 2014
	Gross Carrying Amount	Accumulated Amortization	Weighted Average Remaining Life	Gross Carrying Amount	Accumulated Amortization	Weighted Average Remaining Life
Finite-lived intangible assets and liabilities:
Trademark and trade name	$150	$150	—	$520	$520	—
Customer related intangibles	388,113	219,794	5.8	391,201	192,346	5.6
Core/developed technology	174,480	106,465	4.0	175,948	100,121	4.1
Product	40,537	353	18.8	—	—	0.0
Favorable agreements	10,866	4,775	7.8	6,488	3,871	3.6
Total finite-lived intangible assets	$614,146	$331,537		$574,157	$296,858
Unfavorable lease agreements	21,793	14,512	3.2	24,818	14,588	3.9
Total finite-lived intangible liabilities	$21,793	$14,512		$24,818	$14,588
Certain trademark and trade-name intangibles have indefinite useful lives and are not amortized. The weighted average remaining life of the net amortizable intangible assets and liabilities was 7.2 years and 5.1 years, respectively at June 30, 2015 and June 30, 2014.
The following table reflects:

1)	future estimated amortization expense for amortizable intangible assets consisting of customer related intangibles and core/developed technology, and product.

2)	The rent offset resulting from the amortization of the net lease intangible assets and liabilities:

Fiscal year ending June 30,	Amortization	Rent Offset
2016	$63,585	$(1,603)
2017	55,126	(1,871)
2018	46,998	(1,981)
2019	39,943	(315)
2020	23,655	101
Thereafter	51,657	32
Total	$280,964	$(5,637)
Note 7 — Fair Value Measurements
We have categorized our financial instruments into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. Refer to Note 2 for a description of each fair value measurement category.
The following presents our assets and liabilities measured at fair value on a recurring basis as of June 30, 2015 and 2014:

	Fair Value Measurements on a Recurring Basis at June 30, 2015
	Level 1	Level 2	Level 3	Total
Assets:
Available-for-sale securities:
Equity securities	$102	$—	$—	$102
Mutual funds / exchange-traded funds	$48,592	$—	$—	$48,592
Derivatives:
Foreign exchange forwards (a)	$—	$2,177	$—	$2,177
Liabilities:
Derivatives:
Foreign exchange forwards (a)	$—	$272	$—	$272
Contingent Liabilities
Retention bonus liability (b)	$—	$—	$9,934	$9,934

	Fair Value Measurements on a Recurring Basis at June 30, 2014
	Level 1	Level 2	Level 3	Total
Assets:
Available-for-sale securities:
Equity securities	$130	$—	$—	$130
Mutual funds / exchange-traded funds	$57,673	$—	$—	$57,673
Derivatives:
Foreign exchange forwards (a)	$—	$639	$—	$639
Liabilities:
Derivatives:
Foreign exchange forwards (a)	$—	$550	$—	$550
Contingent Liabilities
Retention bonus liability (b)	$—	$—	$19,998	$19,998

(a)
These derivative investments are included in other current assets or accounts payable, accrued liabilities and deferred income on the consolidated balance sheet. See Note 8 for further information on our derivative investments.

(b)	These liabilities are included in other current liabilities and other noncurrent liabilities on the consolidated balance sheet. The fair value was determined using a discounted cash flow model.
We record gains or losses related to the changes in the fair value of our financial instruments for foreign exchange forward contracts accounted for as foreign currency hedges in general and administrative expenses in the consolidated statements of operations. We recorded immaterial losses for the fiscal years ended June 30, 2015 and 2014, respectively, related to the changes in the fair value of these foreign exchange forward contracts which were still held as of June 30, 2015 and 2014. No material gain or loss was recorded in the consolidated statements of operations for available-for-sale securities still held as of June 30, 2015 and 2014.
We generally use third-party pricing services in determining the fair value of our investments. The pricing services use observable inputs when available. These values take into account recent market activity as well as other market observable data such as interest rate, spread and prepayment information. We perform various procedures to evaluate the accuracy of the fair values provided by the third-party service provider. These procedures include obtaining a detailed understanding of the models, inputs, and assumptions used in developing prices provided by the pricing services. This understanding includes a review of the vendors’ Service Organization Controls report and, as necessary, discussions with valuation resources at the pricing services. We obtain the information necessary to assert the model, inputs and assumptions used to comply with U.S. GAAP, including disclosure requirements. In addition, our investment committee periodically reviews the investment portfolios and the performance of our investments against expectations.
We independently review the listing of Level 1 financial assets in the portfolio, including U.S. Treasury securities, equity securities and mutual funds securities, and agree the price received from the third-party pricing service to the closing stock price from a national securities exchange, and on a sample basis.
We also independently review our Level 2 and Level 3 financial assets and liabilities, which include derivative investments, corporate bonds and certain obligations of government agencies or states, municipalities and political subdivisions, pooled funds and mutual funds, limited partnerships and insurance contracts. Corporate bonds and certain obligations of government agencies or states, municipalities and political subdivisions are valued based on yields currently available on comparable securities of issuers with similar credit ratings. Derivative investments are valued using a quoted value from the counterparty for each contract. The quoted price we receive is a Level 2 valuation based on observable quotes in the marketplace for the underlying currency. We use these underlying values to estimate amounts that would be paid or received to terminate the contracts at the reporting date based on current market prices for the underlying currency. See Note 11 for a description of the valuation methodologies used for Level 2 and Level 3 plan assets and liabilities by category.
We perform additional procedures to validate and confirm the accuracy of the Level 2 prices provided by the pricing service. Stale prices and significant price movements are monitored and investigated. If the price changes significantly, the fluctuation is reviewed for reasonableness based on our expectations or other market factors and adjusted if deemed necessary by management.
If we determine that a price provided to us is outside our expectation, we will further examine the price, including having follow-up discussions with the pricing service. If we conclude that a price is not valid, we will adjust the price with the appropriate documentation and approvals by management. These adjustments do not occur frequently and have not historically been material.
The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer is reported at the beginning of the reporting period. No other-than-temporary impairments occurred during the fiscal year ended June 30, 2015.
Transfers in and out of Level 1 and 2
There were no securities transferred between Level 1 and Level 2 for the fiscal years ended June 30, 2015, 2014 and 2013. The Company’s policy is to recognize transfers in and transfers out as of the beginning of the reporting period.
Level 3 Financial Instruments
The fair value of the retention bonus liability is determined using a discounted cash flows model. The significant unobservable inputs used in the discounted cash flows model are a credit adjusted interest rate of 1.6% and an assumed forfeiture rate of 7.0%. Changes in each of these unobservable inputs would have adjusted the fair value as follows:

•
Interest rate - The lowest and highest interest rates that we could have used to value the bonus retention liability are 0.5% to 10.0%, which would have resulted in values of $10.0 million and $9.2 million, respectively.

•	Forfeiture rates - Changing the assumed forfeiture rate to either 5.0% or 10.0% would have resulted in values of $10.1 million and $9.6 million, respectively.
The following table summarizes the change in fair value of the Level 3 liabilities for fiscal years ended June 30, 2014 and 2015:

Fair Value Measurements using significant unobservable inputs (Level 3)
Balance as of - June 30, 2013	$—
Obligation assumed	(21,746)
Payments	1,939
Unrealized gains / (losses)	(191)
Balance as of - June 30, 2014	$(19,998)
Payments	10,338
Unrealized gains / (losses)	(274)
Balance as of - June 30, 2015	$(9,934)
Note 8 — Derivative Financial Instruments
We are exposed to market risk from changes in foreign currency exchange rates. Where possible, we identify exposures in our business that can be offset internally. Where no natural offset is identified, we may choose to enter into various derivative transactions. These instruments have the effect of reducing our exposure to unfavorable changes in foreign currency rates. We do not enter into derivative transactions for trading purposes.
Derivative transactions are governed by our established set of policies and procedures covering areas such as authorization, counterparty exposure and hedging practices. We also evaluate new and existing transactions and agreements to determine if they require derivative accounting treatment. Positions are monitored using fair market value and sensitivity analyses. See Note 2 for further information on the accounting policy for derivatives. The Company reviewed the Dodd–Frank Wall Street Reform and Consumer Protection Act: Title VII, Derivatives and has elected and is in compliance with the end-user exemption.
Certain derivatives also give rise to credit risks from the possible non-performance by counterparties. The credit risk is generally limited to the fair value of those contracts that are favorable to us. We have established strict counterparty credit guidelines and enter into transactions only with financial institutions with securities of investment grade or better. We monitor counterparty exposures and review any downgrade in credit rating. To mitigate pre-settlement risk, minimum credit standards become more stringent as the duration of the derivative financial instrument increases. To minimize the concentration of credit risk, we enter into derivative transactions with a portfolio of financial institutions. Based on these factors, we consider the risk of counterparty default to be minimal.
A number of our foreign subsidiaries receive revenues (through either internal or external billing) in currencies other than their functional currency. As a result, the foreign subsidiary’s functional currency revenue will fluctuate as the currency exchange rates change. To reduce this variability, we use foreign exchange forward contracts to hedge the foreign exchange risk of the forecast collections. We have designated these derivatives as cash flow hedges of our forecast foreign currency denominated collections. We also use derivative financial contracts, principally foreign exchange forward contracts, to hedge other non-functional currency obligations. These exposures primarily arise from intercompany lending and other liabilities denominated in foreign currencies. At June 30, 2015, the longest outstanding maturity was 15 months. As of June 30, 2015, a net $1.6 million pretax gain has been deferred in accumulated other comprehensive income and is expected to be recognized in general and administrative expenses during the next twelve months. During the fiscal years ended June 30, 2015 and 2014, we recognized no material gains or losses due to hedge ineffectiveness.
As of June 30, 2015, 2014 and 2013 we had cash flow and economic hedges with a notional value of $43.2 million, $49.5 million and $107.2 million, respectively, to hedge internal and external revenue cash flows. We determine the fair value of our foreign currency derivatives based on quoted prices received from the counterparty for each contract, which we evaluate using pricing models whose inputs are observable. The net fair value of all derivatives held as of June 30, 2015 and 2014 was an asset of $1.9 million and $0.1 million, respectively. See Note 7, Fair Value Measurements, for further information regarding the determination of fair value.

The fair value of our derivative instruments held as of June 30, 2015 and 2014 and their location in the consolidated balance sheet are as follows:

	Asset derivatives			Liability derivatives
	Balance sheet location	Fair value		Balance sheet location	Fair value
		June 30,			June 30,
		2015	2014		2015	2014
Derivatives designated as hedging instruments:
Foreign exchange forwards	Other current assets	$1,792	$618	Accounts payable, accrued liabilities and deferred income	$(157)	$(513)
Derivatives not designated as hedging instruments:
Foreign exchange forwards	Other current assets	385	21	Accounts payable, accrued liabilities and deferred income	(115)	(37)
Total derivative assets (liabilities)		$2,177	$639		$(272)	$(550)
The effect of derivative instruments that are designated as hedging instruments on the consolidated statement of operations and the consolidated statement of comprehensive income for the fiscal years ended June 30, 2015, 2014 and 2013 are as follows:

Derivatives designated as hedging instruments:	Gain (loss) recognized in OCI (effective portion)			Location of gain (loss) reclassified from OCI into income (effective portion)	Gain (loss) reclassified from OCI into income (effective portion)			Location of gain (loss) recognized in income (ineffective portion and amount excluded from effectiveness testing)	Gain (loss) recognized in income (ineffective portion and amount excluded from effectiveness testing)
	2015	2014	2013		2015	2014	2013		2015	2014	2013
Foreign exchange forwards	$3,650	$(1,540)	$(294)	General and administrative expenses	$2,178	$(1,447)	$(125)	General and administrative expenses	$36	$2	$(1)
Total	$3,650	$(1,540)	$(294)		$2,178	$(1,447)	$(125)		$36	$2	$(1)
Included in the notional values above are $20.4 million, $24.2 million and $33.6 million as of June 30, 2015, 2014 and 2013, respectively, of derivatives held as economic hedges primarily to hedge intercompany loans denominated in currencies other than the functional currency. The effect of derivatives that have not been designated as hedging instruments on the consolidated statement of operations for the fiscal years ended June 30, 2015, 2014 and 2013 is as follows:

		(Loss) gain recognized in income
	Location of (loss) gain recognized in income	Fiscal year ended June 30,
Derivatives not designated as hedging instruments:		2015	2014	2013
Foreign exchange forwards	General and administrative expenses	$(4,441)	$561	$3,325
Total		$(4,441)	$561	$3,325
Note 9 — Supplementary information for select balance sheet accounts
Accounts payable, accrued liabilities and deferred income consists of:

	June 30,
	2015	2014
Accounts payable	$19,945	$20,228
Accrued liabilities	99,275	116,709
Deferred income	305,183	267,823
Accounts payable, accrued liabilities and deferred income	$424,403	$404,760

Current employee-related liabilities consist of:

	June 30,
	2015	2014
Accrued payroll and bonuses	$519,185	$447,145
Current pension liability	46,058	53,146
Other employee-related liabilities	15,872	18,241
Total employee-related liabilities	$581,115	$518,532
Note 10 — Leases
We lease office space under operating lease agreements with terms generally averaging ten years. Our real estate lease agreements contain rent increases, rent holidays, leasehold incentives or rent concessions. All costs incurred for rent expense are recorded on a straight-line basis (inclusive of any lease incentives and rent holidays) over the life of the lease.
Rental expenses and sub-lease rental income for operating leases are recorded as part of occupancy costs in the consolidated statements of operations along with other occupancy related expenses such as utilities and the amortization of intangible lease assets and liabilities. Rental expense, exclusive of sublease income, was $144.5 million, $144.1 million, and $146.4 million for the fiscal years ended June 30, 2015, 2014 and 2013, respectively. We have entered into sublease agreements for some of our excess leased space. Sublease income was $0.4 million, $0.9 million, and $3.1 million, respectively, for the fiscal years ended June 30, 2015, 2014 and 2013
Future minimum lease payments for the operating lease commitments, which have not been reduced by cumulative anticipated cash inflows for sublease income of $1.4 million, are as follows:

Fiscal year ending June 30,	Amortization
2016	$97,551
2017	86,132
2018	72,566
2019	56,823
2020	48,685
Thereafter	120,490
Total	$482,247
We evaluate office capacity on an ongoing basis to meet changing needs in our markets with a goal of minimizing our occupancy expense.
Note 11 — Retirement Benefits
Defined Benefit Plans
Towers Watson sponsors both qualified and non-qualified defined benefit pension plans and other post-retirement benefit plan (“OPEB”) plans in North America and Europe. As of June 30, 2015, these funded and unfunded plans represented 98 percent of Towers Watson’s pension and OPEB obligations and are disclosed herein. Towers Watson also sponsors funded and unfunded defined benefit pension plans in certain other countries, representing an additional $85.5 million in projected benefit obligations, $64.8 million in assets and a net liability of $20.7 million.
North America
United States – Beginning January 1, 2012, all associates, including named executive officers, accrue qualified and non-qualified benefits under a new stable value pension design. Prior to this date, associates hired prior to December 31, 2010 earned benefits under their legacy plan formulas, which were frozen on December 31, 2011. The non-qualified plan is unfunded. Retiree medical benefits provided under our U.S. postretirement benefit plans were closed to new hires effective January 1, 2011. Life insurance benefits under the same plans were frozen with respect to service, eligibility and amounts as of January 1, 2012 for active associates.
Canada – Effective on January 1, 2011, associates hired on or after January 1, 2011 and effective on January 1, 2012 associates hired prior to January 1, 2011, accrue qualified and non-qualified benefits based on a career average benefit formula. Additionally, participants can choose to make voluntary contributions to purchase enhancements to their pension. Prior to the January 1, 2011, associates earned benefits under their legacy plan formulas. Retiree life, medical and dental benefits provided under our Canadian postretirement benefit plans were closed to new hires effective January 1, 2011. Associates that meet the eligibility requirements as of January 1, 2016 are eligible to participate in the postretirement benefits plan of Towers Perrin or Watson Wyatt, as applicable.
The non-qualified plans in North America provide for the additional pension benefits that would be covered under the qualified plan in the respective country were it not for statutory maximums. The non-qualified plans are unfunded.
Europe
United Kingdom – Benefit accruals earned under the legacy Watson Wyatt defined benefit plan (predominantly pension benefits) ceased on February 28, 2015, although benefits earned prior to January 1, 2008 retain a link to salary until the employee leaves Towers Watson.  Benefit accruals earned under the legacy Towers Perrin defined benefit plan (predominantly lump sum benefits) were frozen on March 31, 2008.  All associates now accrue defined contribution benefits.
Germany – Effective January 1, 2011, all new associates participate in a defined contribution plan. Associates hired prior to this date continue to participate in various defined contribution and defined benefit arrangements according to legacy plan formulas. The legacy defined benefit plans are primarily account-based, with some long-service associates continuing to accrue benefits according to grandfathered final-average-pay formulas.
Netherlands – Benefits under the Netherlands plan used to accrue on a final pay basis on earnings up to a maximum amount each year. The benefit accrual under the final pay plan stopped at December 31, 2010. The accrued benefits will receive conditional indexation each year.
The determination of Towers Watson’s obligations and annual expense under the plans is based on a number of assumptions that, given the longevity of the plans, are long-term in focus. A change in one or a combination of these assumptions could have a material impact on Towers Watson’s pension benefit obligation and related cost. Any difference between actual and assumed results is amortized into Towers Watson’s pension cost over the average remaining service period of participating associates. Towers Watson considers several factors prior to the start of each fiscal year when determining the appropriate annual assumptions, including economic forecasts, relevant benchmarks, historical trends, portfolio composition and peer company comparisons.
Funding is based on actuarially determined contributions and is limited to amounts that are currently deductible for tax purposes. Since funding calculations are based on different measurements than those used for accounting purposes, pension contributions are not equal to net periodic pension cost.
Assumptions Used in the Valuations of the Defined Benefit Pension Plans
The following assumptions were used in the valuations of Towers Watson’s defined benefit pension plans. The assumptions presented for the North American plans represent the weighted-average of rates for all U.S. and Canadian plans. The assumptions presented for Towers Watson’s European plans represent the weighted-average of rates for the U.K., Germany and Netherlands plans.
The assumptions used to determine net periodic benefit cost for the fiscal years ended June 30, 2015, 2014 and 2013 were as follows:

	Fiscal Year Ended June 30,
	2015		2014		2013
	North America	Europe	North America	Europe	North America	Europe
Discount rate	4.86%	3.99%	5.32%	4.41%	4.86%	4.80%
Expected long-term rate of return on assets	7.67%	5.79%	7.67%	5.77%	8.11%	6.07%
Rate of increase in compensation levels	3.98%	3.00%	4.36%	3.93%	4.35%	3.93%
The following table presents the assumptions used in the valuation to determine the projected benefit obligation for the fiscal years ended June 30, 2015 and 2014:

	June 30, 2015		June 30, 2014
	North America	Europe	North America	Europe
Discount rate	4.87%	3.45%	4.86%	3.99%
Rate of increase in compensation levels	4.01%	3.00%	3.98%	3.00%

Components of Net Periodic Benefit Cost for Defined Benefit Pension Plans
The following tables set forth the components of net periodic benefit cost for our defined benefit pension plans for North America and Europe for the fiscal years ended June 30, 2015, 2014 and 2013:

	Fiscal Year ended June 30,
	2015		2014		2013
	North America	Europe	North America	Europe	North America	Europe
Service cost	$71,189	$9,856	$70,346	$12,321	$70,795	$10,262
Interest cost	137,519	39,471	140,736	41,148	135,726	37,937
Expected return on plan assets	(211,730)	(51,894)	(188,391)	(46,352)	(185,435)	(42,244)
Amortization of net loss/(gain)	17,667	11,686	22,088	9,019	45,372	5,905
Amortization of prior service (credit)/cost	(8,380)	41	(8,379)	42	(8,377)	41
Settlement/curtailment loss	—	3,859	—	—	—	—
Other adjustments	—	196	—	254	—	85
Net periodic benefit cost	$6,265	$13,215	$36,400	$16,432	$58,081	$11,986
Changes to other comprehensive income for the Company’s defined benefit pension plans as follows:

	Fiscal Year ended June 30,
	2015		2014		2013
	North America	Europe	North America	Europe	North America	Europe
Current year actuarial (gain)/loss	$254,396	$62,075	$(26,558)	$60,022	$(188,011)	$51,384
Amortization of actuarial (loss)/gain	(17,667)	(11,686)	(22,088)	(9,019)	(45,372)	(5,905)
Amortization of prior service credit/(cost)	8,380	(41)	8,379	(42)	8,377	(41)
Recognition of actuarial loss due to settlement/curtailment	—	(3,859)	—	—	—	—
Other	(5,466)	(22,149)	(909)	12,992	(1,699)	(1,418)
Total recognized in other comprehensive (income)/loss	$239,643	$24,340	$(41,176)	$63,953	$(226,705)	$44,020
The change in Other in the 2015 fiscal year is primarily due to the currency impact, specifically the decrease in the British Pound.
For North America, the actuarial loss recorded in fiscal year 2015 is due to a lower than expected return on assets and a change in assumptions based on the new mortality tables. In October 2014, the Society of Actuaries released final reports on a study of mortality and mortality improvement in U.S. pension plans, which suggest that recent mortality experience across U.S. pension plans is stronger than that which has been assumed in the determination of our pension and postretirement obligations and cost. We estimate that these changes will increase annual U.S. benefit plan costs for the Company starting in fiscal year 2016. For North America, the return on assets more than offset actuarial losses due to a decrease in the discount rates for fiscal year 2014 and the actuarial gain recorded in fiscal year 2013 was due to an increase in the discount rates used for our plans. For Europe, the actuarial loss recorded in fiscal years 2015, 2014 and 2013 was primarily related to a decrease in the discount rates used for our plans. Towers Watson’s discount rate assumptions were determined by matching expected future pension benefit payments with current AA corporate bond yields from the respective countries for the same periods. In the United States, specific bonds were selected to match plan cash flows. In Canada, yields were taken from a corporate bond yield curve. In Europe, the discount rate was set based on yields on European AA corporate bonds at the measurement date. The U.K. is based on the U.K. AA corporate bonds, while Germany and the Netherlands are based on European AA corporate bonds.

The estimated amounts that will be amortized from other comprehensive income into net periodic benefit cost during fiscal 2016 for the Company’s defined benefit pension plans are shown below:

	Fiscal 2016
	North America	Europe
Actuarial loss	$40,051	$10,860
Prior service (credit)/cost	(7,976)	41
Total	$32,075	$10,901
The following table provides a reconciliation of the changes in the projected benefit obligations and fair value of assets for the years ended June 30, 2015 and 2014, and the funded status as of June 30, 2015 and 2014.

	2015			2014
	North America - Qualified	North America - Unqualified	Europe	North America- Qualified	North America- Unqualified	Europe
Change in Benefit Obligation
Benefit obligation at beginning of year	$2,547,781	$395,778	$1,087,298	$2,324,353	$416,461	$887,047
Service cost	59,948	11,241	9,856	58,777	11,569	12,321
Interest cost	121,176	16,343	39,471	121,548	19,187	41,148
Actuarial losses/(gains)	135,221	(13,218)	141,358	149,163	21,416	61,836
Benefit payments	(101,960)	(42,212)	(30,522)	(102,495)	(71,576)	(20,566)
Participant contributions	—	—	1,405	—	—	2,338
Curtailments	—	—	3,859	—	—	—
Other	1,217	—	196	516	—	1,462
Foreign currency adjustment	(46,776)	(13,481)	(112,017)	(4,081)	(1,279)	101,712
Benefit obligation at end of year	$2,716,607	$354,451	$1,140,904	$2,547,781	$395,778	$1,087,298
Change in Plan Assets
Fair value of plan assets at beginning of year	$2,813,591	$—	$919,160	$2,461,764	$—	$750,856
Actual return on plan assets	79,338	—	135,036	385,528	—	48,166
Company contributions	31,526	42,212	53,481	71,663	71,576	41,941
Participant contributions	—	—	1,405	—	—	2,338
Benefit payments	(101,960)	(42,212)	(30,522)	(102,495)	(71,576)	(20,566)
Other	1,216	—	—	516	—	1,208
Foreign currency adjustment	(45,553)	—	(80,123)	(3,385)	—	95,217
Fair value of plan assets at end of year	$2,778,158	$—	$998,437	$2,813,591	$—	$919,160
Funded status at end of year	$61,551	$(354,451)	$(142,467)	$265,810	$(395,778)	$(168,138)
Accumulated Benefit Obligation	$2,694,611	$357,006	$1,132,200	$2,517,911	$390,246	$1,077,939

	2015			2014
	North America - Qualified	North America- Unqualified	Europe	North America- Qualified	North America- Unqualified	Europe
Amounts recognized in Consolidated Balance Sheets consist of:
Noncurrent assets	$73,494	$—	$1,156	$273,940	$—	$9,593
Current liabilities	—	(44,316)	—	—	(51,113)	—
Noncurrent liabilities	(11,943)	(310,135)	(143,622)	(8,131)	(344,665)	(177,730)
Net amount recognized	$61,551	$(354,451)	$(142,466)	$265,809	$(395,778)	$(168,137)
Amounts recognized in Accumulated Other Comprehensive Income consist of:
Net actuarial loss	$354,029	$46,067	$202,814	$100,608	$68,224	$178,395
Net prior service (credit)/cost	(35,273)	(9,071)	398	(41,757)	(10,965)	477
Accumulated Other Comprehensive Loss	$318,756	$36,996	$203,212	$58,851	$57,259	$178,872
The following table presents the projected benefit obligation and fair value of plan assets for our qualified plans that have a projected benefit obligation in excess of plan assets as of June 30, 2015 and 2014:

	2015		2014
	North America	Europe	North America	Europe
Projected benefit obligation at end of year	$101,760	$824,677	$105,278	$210,898
Fair value of plan assets at end of year	$89,817	$681,055	$97,147	$33,168
The following table presents the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for our qualified plans that have an accumulated benefit obligation in excess of plan assets as of June 30, 2015 and 2014:

	2015		2014
	North America	Europe	North America	Europe
Projected benefit obligation at end of year	$101,760	$824,677	$—	$210,898
Accumulated benefit obligation at end of year	$94,006	$815,974	$—	$201,540
Fair value of plan assets at end of year	$89,817	$681,055	$—	$33,168
Our investment strategy is designed to generate returns that will reduce the interest rate risk inherent in each of the plans’ benefit obligations and enable the plans to meet their future obligations. The precise amount for which these obligations will be settled depends on future events, including the life expectancy of the plan participants and salary inflation. The obligations are estimated using actuarial assumptions, based on the current economic environment.
Each pension plan seeks to achieve total returns sufficient to meet expected future obligations when considered in conjunction with expected future company contributions and prudent levels of investment risk and diversification. Each plan’s targeted asset allocation is determined through a plan-specific Asset-Liability Modeling study. These comprehensive studies provide an evaluation of the projected status of asset and benefit obligation measures for each plan under a range of both positive and negative environments. The studies include a number of different asset mixes, spanning a range of diversification and potential equity exposures.
In evaluating the strategic asset allocation choices, an emphasis is placed on the long-term characteristics of each individual asset class, such as expected return, volatility of returns and correlations with other asset classes within the portfolios. Consideration is also given to the proper long-term level of risk for each plan, the impact on the volatility and magnitude of plan contributions and cost, and the impact certain actuarial techniques may have on the plan’s recognition of investment experience.
For the Towers Watson funded plans in the U.S., Canada and the U.K., the targeted equity allocation as of June 30, 2015 is 23%, 60% and 32%, respectively. In the U.S. and U.K. funded plans, besides the target equity allocation, an additional 44% and 23%, respectively, of the target allocation is directed to other investment vehicles including alternative credit, alternative beta and private equities. The remaining allocation for each of the funded plans is directed to fixed income securities. The duration of the fixed income assets is plan specific and each has been targeted to minimize fluctuations in plan funded status as a result of changes in interest rates. The Netherlands plan is invested in an insurance contract. Consequently, the asset allocation of the plan is managed by the insurer.
We monitor investment performance and portfolio characteristics on a quarterly basis to ensure that managers are meeting expectations with respect to their investment approach. There are also various restrictions and controls placed on managers, including prohibition from investing in our stock.
The expected rate of return on assets assumption is developed in conjunction with advisors and using our asset model that reflects a combination of rigorous historical analysis and the forward-looking views of the financial markets as revealed through the yield on long-term bonds, the price-earnings ratios of the major stock market indices and long-term inflation.
We evaluate the need to transfer between levels based upon the nature of the financial instrument and size of the transfer relative to the total net assets of the plans.
There were no significant transfers between Levels 1, 2 or 3 in the fiscal years ended June 30, 2015 and 2014.
In accordance with Subtopic 820-10, Fair Value Measurement and Disclosures, certain investments that are measured at fair value using the net asset value per share practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in these tables are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the statements of net assets.
The fair value of our plan assets by asset category at June 30, 2015 and 2014 are as follows (see Note 2 for a description of the fair value levels and Note 7 for a summary of management’s procedures around prices received from third-parties):

	Fair Value Measurements at June 30, 2015
	Level 1		Level 2				Level 3		Total
	North America	Europe	North America		Europe		North America	Europe
Asset category:
Cash	$15,581	$37,789	$—		$—		$—	$—	$53,370
Short-term securities	633	—	—		—		—	—	96,568
Equity securities:
U.S. large cap companies	48,898	11,695	—		—		—	—	60,593
U.S. mid cap companies	4,441	—	—		—		—	—	4,441
U.S. small cap companies	1,823	—	—		—		—	—	1,823
International equities	46,084	24,123	—		—		—	—	70,207
Fixed income:
Government issued securities	211,186	—	—		—		—	—	211,186
Corporate bonds (S&P rating of A or higher)	—	—	316,398		—		—	—	316,398
Corporate bonds (S&P rating of lower than A)	—	—	218,132		—		445	—	218,577
Other fixed income	—	—	54,374	(a)	205,202	(a)	—	—	259,576
Pooled / commingled funds	—	—	—		—		—	—	2,175,786	(b)
Mutual funds	—	—	—		—		—	—	159,194
Private equity	—	—	—		—		7,108	—	135,782
Derivatives	—	—	1,476	(c)	18,827	(c)	—	—	20,303
Insurance contracts	—	—	—		—		—	14,805	14,805
Total assets	$328,646	$73,607	$590,380		$224,029		$7,553	$14,805	$3,798,609
Liability category:
Derivatives	$—	$—	$491	(c)	$—		$—	$—	$491
Net assets	$328,646	$73,607	$589,889		$224,029		$7,553	$14,805	$3,798,118

	Fair Value Measurements at June 30, 2014
	Level 1		Level 2				Level 3		Total
	North America	Europe	North America		Europe		North America	Europe
Asset category:
Cash	$1,845	$69,433	$—		$—		$—	$—	$71,278
Short-term securities	499	—	—		—		—	—	64,363
Equity securities:
U.S. large cap companies	127,996	15,440	—		—		—	—	143,436
U.S. mid cap companies	49,494	563	—		—		—	—	50,057
U.S. small cap companies	40,691	—	—		—		—	—	40,691
International equities	114,441	471	—		—		—	—	114,912
Fixed income:
Government issued securities	206,517	—	—		—		—	—	206,517
Corporate bonds (S&P rating of A or higher)	—	—	320,005		—		—	—	320,005
Corporate bonds (S&P rating of lower than A)	—	—	216,983		—		450	—	217,433
Other fixed income	—	—	56,519	(a)	155,160	(a)	—	—	211,679
Pooled / commingled funds	—	—	—		—		—	—	1,922,479	(b)
Mutual funds	—	—	—		—		—	—	189,014
Private equity	—	—	—		—		2,256	—	155,456
Derivatives	—	—	1,654	(c)	4,758	(c)	—	—	6,412
Insurance contracts	—	—	—		—		—	18,091	18,091
Total assets	$541,483	$85,907	$595,161		$159,918		$2,706	$18,091	$3,731,823
Liability category:
Derivatives	$—	$—	$350	(c)	$—		$—	$—	$350
Net assets	$541,483	$85,907	$594,811		$159,918		$2,706	$18,091	$3,731,473

(a)	This category includes municipal and foreign bonds.

(b)
This category includes pooled funds of both equity and fixed income securities. Fair value is based on the calculated net asset value of shares held by the plan as reported by the sponsor of the funds and, in accordance with subtopic 820-10, Fair Value Measurements and Disclosures, are not included in the fair value hierarchy.

(c)	We use various derivatives such as interest rate swaps, futures and options to match the duration of the corporate bond portfolio with the duration of the plan liability.
Following is a description of the valuation methodologies used for investments at fair value:
Short-term securities: Valued at the net value of shares held by the Company at year end as reported by the sponsor of the funds.
Common stocks and exchange-traded mutual funds: Valued at the closing price reported on the active market on which the individual securities are traded.
Government issued securities: Valued at the closing price reported in the active market in which the individual security is traded. Government bonds are valued at the closing price reported in the active market in which the bond is traded.
Corporate bonds: Valued using pricing models maximizing the use of observable inputs for similar securities. This includes basing value on yields currently available on comparable securities of issuers with similar credit ratings.
Fixed Income: Foreign and municipal bonds are valued at the closing price reported in the active market in which the bond is traded. Corporate bonds are valued based on yields currently available on comparable securities of issuers with similar credit ratings.
Pooled / Commingled Funds and Mutual Funds: Valued at the net value of shares held by the Company at year end as reported by the manager of the funds.

Derivative investments: Valued at the closing level of the relevant index or security and interest accrual through the valuation date.
Private equity funds: The fair value for these investments is estimated based on the net asset value derived from the latest audited financial statements or most recent capital account statements provided by the private equity fund’s investment manager or third-party administrator.
Insurance contracts: The fair values are determined using model-based techniques that include option-pricing models, discounted cash flow models, and similar techniques.
The following table reconciles the net plan investments to the total fair value of the plan assets:

	June 30,
	2015	2014
Net assets held in investments	$3,798,118	$3,731,473
Net payable for investments purchased	(24,251)	(5,541)
Dividend and interest receivable	9,057	8,856
Other, net	(6,329)	(2,037)
Fair value of plan assets	$3,776,595	$3,732,751
The following table sets forth a summary of changes in the fair value of the plan’s Level 3 assets for the fiscal years ended June 30, 2015 and 2014:

	Private Equity	Insurance Contracts	Corporate Bonds	Total
Beginning balance at June 30, 2013	$109,768	$15,040	$411	$125,219
Assets no longer leveled in accordance with ASU 2015-07	(109,768)	—	—	$(109,768)
Net actual return on plan assets relating to assets still held at the end of the year	—	676	39	715
Net purchases, sales and settlements	2,256	1,586	—	3,842
Change in foreign currency exchange rates	—	789	—	789
Ending balance at June 30, 2014	$2,256	$18,091	$450	$20,797
Assets no longer leveled in accordance with ASU 2015-07	(1,280)	—	—	(1,280)
Net actual return on plan assets relating to assets still held at the end of the year	(681)	557	(5)	(129)
Net purchases, sales and settlements	6,813	(480)	—	6,333
Change in foreign currency exchange rates	—	(3,363)	—	(3,363)
Ending balance at June 30, 2015	$7,108	$14,805	$445	$22,358
The following table sets forth our projected pension contributions to our qualified plans for fiscal year 2016, as well as the pension contributions to our qualified plans in fiscal years 2015 and 2014:

	2016 (Projected)	2015 (Actual)	2014 (Actual)
U.S	$30,000	$30,000	$50,000
Canada	$4,599	$1,526	$21,663
UK	$21,211	$25,314	$28,706
Germany	$20,065	$19,785	$10,178

Expected benefit payments from our defined benefit pension plans to current plan participants, including the effect of their expected future service, as appropriate, are as follows:

	Benefit Payments
Fiscal Year	North America	Europe	Total
2016	$172,374	$28,850	$201,224
2017	179,968	29,675	209,643
2018	182,700	27,326	210,026
2019	186,087	29,397	215,484
2020	194,534	31,718	226,252
Years 2021 - 2025	1,080,658	216,982	1,297,640
	$1,996,321	$363,948	$2,360,269
Defined Contribution Plan
Eligible Towers Watson U.S. associates participate in a savings plan design which provides for 100% match on the first 2% of pay and 50% match on the next 4% of pay; associates vest in the employer match upon two years of service. The cost of the Company’s contributions to the plans for the fiscal years ended June 30, 2015, 2014 and 2013 amounted to $30.4 million, $30.0 million and $30.2 million, respectively.
The Towers Watson U.K. pension plan has a money purchase feature to which we make core contributions plus additional contributions matching those of the participating associates up to a maximum rate. Contribution rates depend on the age of the participant and whether or not they arise from salary sacrifice arrangements through which the associate has elected to receive a pension contribution in lieu of additional salary. The cost of the Company’s contributions to the plan for the fiscal years ended June 30, 2015, 2014 and 2013 amounted to $20.5 million, $20.2 million, and $22.2 million, respectively.
Health Care Benefits
We sponsor a contributory health care plan that provides hospitalization, medical and dental benefits to substantially all U.S. associates. We accrue a liability for estimated incurred but unreported claims. The liability totaled $5.5 million and $6.0 million at June 30, 2015 and 2014, respectively. This liability is included in accounts payable, accrued liabilities, and deferred income in the consolidated balance sheets.
Postretirement Benefits
We provide certain health care and life insurance benefits for retired associates. The principal plans cover associates in the U.S. and Canada who have met certain eligibility requirements. Our principal post-retirement benefit plans are primarily unfunded. Retiree medical benefits provided under our U.S. postretirement benefit plans were closed to new hires effective January 1, 2011. Life insurance benefits under the plans were frozen with respect to service, eligibility and amounts as of January 1, 2012 for active associates.
The assumptions used in the valuation of the postretirement benefit cost and obligation were as follows:

	Fiscal Year Ended June 30,
	2015	2014	2013
Discount rate	4.68%	5.30%	4.80%
Expected long-term rate of return on assets	2.00%	2.00%	2.00%
Rate of increase in compensation levels	—%	—%	4.50%
Health care cost trend
Initial rate	7.00%	7.08%	7.16%
Ultimate rate	5.00%	5.00%	5.00%
Year reaching ultimate rate	2019	2019	2019

	June 30,
	2015	2014
Discount rate, accumulated postretirement benefit obligation	4.57%	4.68%
Rate of compensation increase	—%	—%
Health care cost trend
Initial rate	6.91%	7.00%
Ultimate rate	5.00%	5.00%
Year reaching ultimate rate	2019	2019
Actuarial gains and losses associated with changing any of the assumptions are accumulated as part of the unrecognized net gain or loss and amortized into the net periodic postretirement costs over the average remaining service period of participating associates, which is approximately 9.3 years.
A one percentage point change in the assumed health care cost trend rates would have the following effect:

	1% Increase	1% Decrease
Effect on net periodic postretirement benefit cost in fiscal year 2015	$82	$(23)
Effect on accumulated postretirement benefit obligation as of June 30, 2015	$1,870	$(746)
Net periodic postretirement benefit cost consists of the following:

	Fiscal Year Ended June 30,
	2015	2014	2013
Service cost	$1,278	$1,460	$1,770
Interest cost	8,137	8,856	8,807
Expected return on assets	(96)	(112)	(130)
Amortization of net unrecognized (gains)/losses	(1,761)	(1,752)	369
Amortization of prior service credit	(6,905)	(7,004)	(8,228)
Net periodic postretirement benefit cost	$653	$1,448	$2,588
Changes in other comprehensive income for the Company’s postretirement benefit plans as follows:

	2015	2014
Current year actuarial gain/(loss)	$(48,421)	$7,131
Amortization of actuarial gain	1,761	1,752
Amortization of prior service credit	6,905	7,004
Other	(51)	(29)
Total recognized in other comprehensive income	$(39,806)	$15,858
The estimated amounts that will be amortized from other comprehensive income into net periodic benefit cost during fiscal 2016 for the Company’s other postretirement benefit plans are shown below:

2016
Actuarial gain	$(5,992)
Prior service credit	(6,905)
Total	$(12,897)

The following table provides a reconciliation of the changes in the accumulated postretirement benefit obligation and fair value of assets for the fiscal years ended June 30, 2015 and 2014 and a statement of funded status as of June 30, 2015 and 2014:

	June 30,
	2015	2014
Change in Benefit Obligation
Benefit obligation at beginning of year	$181,306	$172,729
Service cost	1,278	1,460
Interest cost	8,137	8,856
Actuarial losses/(gains)	(48,464)	6,972
Benefit payments	(14,504)	(14,443)
Medicare Part D	639	68
Participant contributions	6,545	6,035
Foreign currency adjustment	(3,860)	(371)
Benefit obligation at end of year	$131,077	$181,306
Change in Plan Assets
Fair value of plan assets at beginning of year	$5,168	$5,958
Actual return on plan assets	52	(47)
Company contributions	7,220	7,665
Participant contributions	6,545	6,035
Benefit payments	(14,504)	(14,443)
Fair value of plan assets at end of year	$4,481	$5,168
Funded status at end of year	$(126,596)	$(176,138)
Amounts recognized in Consolidated Balance Sheets consist of:
Noncurrent assets	$—	$—
Current liabilities	(3,971)	(4,678)
Noncurrent liabilities	(122,625)	(171,459)
Net amount recognized	$(126,596)	$(176,137)
Amounts recognized in Accumulated Other Comprehensive Income consist of:
Net actuarial gain	$(64,480)	$(17,769)
Net prior service credit	(26,929)	(33,835)
Accumulated Other Comprehensive Income	$(91,409)	$(51,604)
Expected benefit payments to current plan participants, including the effect of their future service, as appropriate, and the related retiree drug subsidy expected to be received, are as follows:

Fiscal Year	Expected benefit payments	Retiree drug subsidy
2016	$16,254	$55
2017	16,676	—
2018	17,557	—
2019	18,532	—
2020	19,531	—
Years 2021-2025	113,737	—
	$202,287	$55
Note 12 — Debt, Commitments and Contingent Liabilities
The debt, commitments and contingencies described below are currently in effect and would require Towers Watson, or domestic subsidiaries, to make payments to third parties under certain circumstances. In addition to commitments and contingencies specifically described below, Towers Watson has historically provided guarantees on an infrequent basis to third parties in the ordinary course of business.

Towers Watson Senior Credit Facility
On November 7, 2011, Towers Watson and certain subsidiaries entered into a five-year, $500 million revolving credit facility, which amount may be increased by an aggregate amount of $250 million, subject to the satisfaction of customary terms and conditions, with a syndicate of banks (the “Senior Credit Facility”). Borrowings under the Senior Credit Facility bear interest at a spread to either LIBOR or the Prime Rate. During fiscal 2015 and 2014, the weighted-average interest rate on the Senior Credit Facility was 1.43% and 1.93%, respectively. We are charged a quarterly commitment fee, currently 0.175% of the Senior Credit Facility, which varies with our financial leverage and is paid on the unused portion of the Senior Credit Facility. Obligations under the Senior Credit Facility are guaranteed by Towers Watson and all of its domestic subsidiaries (other than our captive insurance companies).
The Senior Credit Facility contains customary representations and warranties and affirmative and negative covenants. The Senior Credit Facility requires Towers Watson to maintain certain financial covenants that include a minimum Consolidated Interest Coverage Ratio and a maximum Consolidated Leverage Ratio (which terms in each case are defined in the Senior Credit Facility). In addition, the Senior Credit Facility contains restrictions on the ability of Towers Watson to, among other things, incur additional indebtedness; pay dividends; make distributions; create liens on assets; make acquisitions; dispose of property; engage in sale-leaseback transactions; engage in mergers or consolidations, liquidations and dissolutions; engage in certain transactions with affiliates; and make changes in lines of businesses. As of June 30, 2015, we were in compliance with our covenants.
As of June 30, 2015, Towers Watson had $40.0 million in borrowings outstanding under the Senior Credit Facility.
Letters of Credit under the Senior Credit Facility
As of June 30, 2015, Towers Watson had standby letters of credit totaling $21.4 million associated with our captive insurance companies in the event that we fail to meet our financial obligations. Additionally, Towers Watson had $0.9 million of standby letters of credit covering various other existing or potential business obligations. The aforementioned letters of credit are issued under the Senior Credit Facility, and therefore reduce the amount that can be borrowed under the Senior Credit Facility by the outstanding amount of these standby letters of credit.
Additional Borrowings, Letters of Credit and Guarantees not part of the Senior Credit Facility
Towers Watson Consultoria Ltda. (Brazil) has a bilateral credit facility with a major bank totaling Brazilian Real BRL 5.5 million (U.S. $1.8 million). BRL 2.0 million (U.S. $0.6 million) of the credit facility is committed to an overdraft facility and as of June 30, 2015, there were no borrowings outstanding under this facility. BRL 3.8 million (U.S. $1.2 million) of the credit facility is committed to lease guarantees. As of June 30, 2015, standby guarantees totaling BRL 1.7 million (U.S. $0.5 million) were outstanding under this facility.
Towers Watson has also provided a $5 million Australian dollar-denominated letter of credit (U.S. $3.8 million) to an Australian governmental agency as required by local regulations. The estimated fair market value of this letter of credit is immaterial because it has never been used, and we believe that the likelihood of future usage is remote.
Towers Watson also has $8.4 million committed to lease guarantees from major banks in support of office leases and performance under existing or prospective contracts.
Towers Watson had an additional $30.0 million outstanding on an uncommitted line of credit as of June 30, 2015. The weighted-average interest rate on this line of credit during the fiscal year ended June 30, 2015 was 1.09%. The line of credit was paid in full on July 1, 2015.

Term Loan Agreement Due June 2017
On June 1, 2012, the Company entered into a five-year $250 million amortizing term loan facility (“the Term Loan”) with a consortium of banks. The interest rate on the term loan is based on the Company’s choice of one, three or six month LIBOR plus a spread of 1.25% to 1.75%, or alternatively the bank base rate plus 0.25% to 0.75%. The spread to each index is dependent on the Company’s consolidated leverage ratio. The weighted-average interest rate elected on the Term Loan during fiscal 2015 and 2014 was 1.42%. The Term Loan amortizes at a rate of $6.25 million per quarter, beginning in September 2013, with a final maturity of June 1, 2017. The Company has the right to prepay a portion or all of the outstanding Term Loan balance on any interest payment date without penalty. The following table summarizes the maturity of the loan during the next two fiscal years:

2016	$25,000
2017	175,000
Total	$200,000
This agreement contains substantially the same terms and conditions as our existing Senior Credit Facility dated November 7, 2011, including guarantees from all of the domestic subsidiaries of Towers Watson (other than PCIC and SMIC).
The Company entered into the Term Loan as part of the financing of our acquisition of Extend Health in fiscal year 2012.
Indemnification Agreements
Towers Watson has various agreements which provide that it may be obligated to indemnify the other party to the agreement with respect to certain matters. Generally, these indemnification provisions are included in contracts arising in the normal course of business and in connection with the purchase and sale of certain businesses. Although it is not possible to predict the maximum potential amount of future payments that may become due under these indemnification agreements because of the conditional nature of Towers Watson’s obligations and the unique facts of each particular agreement, Towers Watson does not believe any potential liability that might arise from such indemnity provisions is probable or material. There are no provisions for recourse to third parties, nor are any assets held by any third parties that any guarantor can liquidate to recover amounts paid under such indemnities.
Legal Proceedings
From time to time, Towers Watson and its subsidiaries are parties to various lawsuits, arbitrations or mediations that arise in the ordinary course of business. The matters reported on below relate to certain pending claims or demands against Towers Watson and its subsidiaries. We do not expect the impact of claims or demands not described below to be material to Towers Watson’s financial statements. We also receive subpoenas in the ordinary course of business and, from time-to-time, receive requests for information in connection with governmental investigations.
Towers Watson carries substantial professional liability insurance which, effective July 1, 2010, has been provided by SMIC. For the policy period beginning July 1, 2011, certain changes were made to our professional liability insurance program. Our professional liability insurance for each annualized policy period commencing July 1, 2011, up to and including the policy period commencing July 1, 2015, includes a $10 million aggregate self-insured retention above the $1 million self-insured retention per claim, including the cost of defending such claims. SMIC provides us with $40 million of coverage per claim and in the aggregate, above the retentions, including the cost of defending such claims. SMIC secured $25 million of reinsurance from unaffiliated reinsurance companies in excess of the $15 million SMIC retained layer. Excess insurance attaching above the SMIC coverage is provided by various unaffiliated commercial insurance companies.
This structure effectively results in Towers Watson and SMIC bearing the first $25 million of loss per occurrence or in the aggregate above the $1 million per claim self-insured retention. As a wholly-owned captive insurance company, SMIC is consolidated into our financial statements.
Before the Towers Perrin | Watson Wyatt Merger, Watson Wyatt and Towers Perrin each obtained substantial professional liability insurance from PCIC. A limit of $50 million per claim and in the aggregate was provided by PCIC subject to a $1 million per claim self-insured retention. PCIC secured reinsurance of $25 million attaching above the $25 million PCIC retained layer from unaffiliated reinsurance companies. Our ownership interest in PCIC is 72.86%. As a consequence, PCIC’s results are consolidated in Towers Watson’s operating results. PCIC ceased issuing insurance policies effective July 1, 2010 and at that time entered into a run-off mode of operation. Our shareholder agreements with PCIC could require additional payments to PCIC if development of claims significantly exceeds prior expectations.

We provide for the self-insured retention where specific estimated losses and loss expenses for known claims are considered probable and reasonably estimable. Although we maintain professional liability insurance coverage, this insurance does not cover claims made after expiration of our current policies of insurance. Generally accepted accounting principles require that we record a liability for incurred but not reported (“IBNR”) professional liability claims if they are probable and reasonably estimable. We use actuarial assumptions to estimate and record our IBNR liability. As of June 30, 2015, we had a $181.5 million IBNR liability balance, net of estimated IBNR recoverable receivables of our captive insurance companies. This net liability was $173.8 million as of June 30, 2014. To the extent our captive insurance companies, PCIC and SMIC, expect losses to be covered by a third party, they record a receivable for the amount expected to be recovered. This receivable is classified in other current or other noncurrent assets in our condensed consolidated balance sheet.
We reserve for contingent liabilities based on ASC 450, Contingencies, when it is determined that a liability, inclusive of defense costs, is probable and reasonably estimable. The contingent liabilities recorded are primarily developed actuarially. Litigation is subject to many factors which are difficult to predict so there can be no assurance that in the event of a material unfavorable result in one or more claims, we will not incur material costs.
Current and Former Employees of Teck Metals, Ltd.
On July 14, 2009, James Weldon, an employee of Teck Metals, Ltd. (“Teck”) commenced an action against Teck and Towers Perrin Inc. (now known as Towers Watson Canada Inc.). On October 17, 2011, Leonard Bleier, a former employee of Teck, sued Teck and Towers Perrin. Aside from their employment status, the allegations in the action commenced by Bleier (retired from Teck in 2006) were substantively similar in all material respects to those in the action commenced by Weldon (employed by Teck at the time the action commenced). Both actions were brought in the Supreme Court of British Columbia, and that court consolidated the actions on June 21, 2012.
On October 1, 2012, the Company filed a response to the plaintiffs' consolidated and amended claim denying the legal and factual basis for the plaintiffs' claim. On December 21, 2012, the court certified the consolidated case as a class action.
At all times relevant to the plaintiffs’ claim, Towers Perrin acted as the actuarial advisor for Teck’s defined benefit pension plan. According to the plaintiffs' allegations, in 1992 and on Towers Perrin's advice, Teck offered its non-union, salaried employees a one-time option to continue participation in Teck’s defined benefit pension plan or to transfer to a newly established defined contribution plan. The plaintiffs also allege that Towers Perrin assisted Teck in preparing—and that Towers Perrin approved—informational materials and a computer-based modeling tool that Teck distributed to eligible employees prior to the employees electing whether to transfer. Several hundred employees elected to transfer from the defined benefit pension plan to the defined contribution plan on January 1, 1993.
The plaintiff class comprises 429 current and former Teck employees who elected to transfer from the defined benefit pension plan to the defined contribution plan.
The plaintiffs, on behalf of the class, alleged that Towers Perrin was professionally negligent and that Teck and Towers Perrin breached statutory and fiduciary duties and acted deceitfully by providing incomplete, inaccurate, and misleading information to participants in Teck’s defined benefit plan regarding the option to transfer to the defined contribution plan. Principally, the plaintiffs alleged that the risks of the defined contribution plan—including investment risk and annuity risk—were downplayed, either negligently or with the specific intent of causing eligible employees to transfer to the defined contribution plan.
The plaintiffs also sought assorted declaratory relief; an injunction reinstating them and all class members into the defined benefit plan with full rights and benefits as if they had not transferred; disgorgement against Teck; damages in the amount necessary to provide the plaintiffs and all class members with the pension and other benefits they would have accrued if they had not transferred; interest as allowed by law; and such further and other relief as to the court may seem just.
In a settlement agreement dated October 31, 2014, the Company, plaintiffs, and Teck agreed to resolve all claims in this litigation, without any admission of wrongdoing. The Supreme Court of British Columbia approved the settlement agreement at an approval hearing on July 24, 2015. Payment of the settlement funds has been made, and the Company's role in the litigation has been concluded.
City of Houston
On August 1, 2014, the City of Houston ("plaintiff") filed suit against the Company in the United States District Court for the Southern District of Texas, Houston Division.
In the complaint, plaintiff alleges various deficiencies in pension actuarial work-product and advice stated to have been provided by the Company's predecessor firm, Towers Perrin, in its capacity as principal actuary to the Houston Firefighters'

Relief and Retirement Fund (the "Fund"). Towers Perrin is stated to have acted in this capacity between "the early 1980s until 2002".
In particular, the complaint is critical of two reports allegedly issued by Towers Perrin — one in February 2000 and the other in April 2000 — containing actuarial valuations upon which plaintiff claims to have relied. Plaintiff claims that the reports indicated that the City’s minimum contribution percentages to the Fund would remain in place through at least 2018; and that existing benefits under the Fund could be increased, and new benefits could be added, without increasing plaintiff's financial burden, and without increasing plaintiff's rate of annual contributions to the Fund. The complaint alleges that plaintiff relied on these reports when supporting a new benefit package for the Fund.  These reports, and other advice, are alleged, among other things, to have been negligent, to have misrepresented the present and future financial condition of the Fund and the contributions required to be made by plaintiff to support those benefits, and to have constituted professional malpractice. Plaintiff asserts that, but for Towers Perrin's alleged negligence and misrepresentations, plaintiff would not have supported the benefit increase, and that such increased benefits would not and could not have been approved or enacted.  It is further asserted that Towers Perrin's alleged "negligence and misrepresentations damaged the City to the tune of tens of millions of dollars in annual contributions."
Plaintiff seeks the award of actual damages, exemplary damages, special damages, attorney's fees and expenses, costs of suit, pre- and post- judgment interest at the maximum legal rate, and other unspecified legal and equitable relief.  Plaintiff has not yet quantified fully its asserted damages.
On October 10, 2014, the Company filed a motion to dismiss plaintiff's entire complaint on the basis that the complaint fails to state a claim upon which relief can be granted. On November 21, 2014, the City filed its response in opposition to the Company's motion to dismiss. To date, no hearing on that motion has been scheduled.
Given the stage of the proceedings, the Company is currently unable to provide an estimate of the reasonably possible loss or range of loss. The Company disputes the allegations, and intends to defend the lawsuit vigorously.
British Coal Staff Superannuation Scheme
On September 4, 2014, Towers Watson Limited ("TWL"), a wholly-owned subsidiary of the Company, received a Letter of Claim (the "Demand Letter") on behalf of Coal Staff Superannuation Scheme Trustees Limited (the "Trustee"), trustee of the British Coal Staff Superannuation Scheme (the "Scheme").  The Demand Letter was sent under the Professional Negligence Pre-Action Protocol, a pre-action dispute resolution procedure which applies in England and Wales.
In the Demand Letter, it is asserted that the Trustee has a claim against TWL in respect of allegedly negligent investment consulting advice provided to it by Watson Wyatt Limited, in the United Kingdom, in particular with regard to a currency hedge that was implemented in connection with the Scheme’s investment of £250,000,000 in a Bluebay local currency emerging market debt fund in August 2008.  It is alleged that the currency hedge has caused a substantial loss to the Scheme, compensatory damages for which loss are quantified at £47,500,000, for the period August 2008 to October 2012.
TWL sent a Letter of Response on December 23, 2014.
Based on all of the information to date, and given the stage of the matter, TWL is currently unable to provide an estimate of the reasonably possible loss or range of loss.  TWL disputes the allegations, and intends to defend the matter vigorously.
Meriter Health Services
On January 12, 2015, Towers Watson Delaware Inc. ("TWDE"), a wholly-owned subsidiary of the Company, was served with a Summons and Complaint (the "Complaint") on behalf of Meriter Health Services, Inc. ("Meriter"), plan sponsor of the Meriter Health Services Employee Retirement Plan (the “Plan”).  The Complaint was filed in Wisconsin State Court in Dane County; on February 12, 2015, the Complaint was removed to the United States District Court for the Western District of Wisconsin. On March 10, 2015, Meriter filed a Motion to Remand, seeking to transfer the Complaint back to Wisconsin State Court in Dane County and on July 24, 2015, an amended complaint was filed in the United States District Court for the Western District of Wisconsin.
In the Amended Complaint (the "Amended Complaint"), among other allegations, it is asserted that Meriter has a claim against TWDE, and other entities, in respect of alleged negligence and intentional disregard of Meriter's rights in benefits consulting advice provided to it by Towers, Perrin, Forster & Crosby, Inc. (“TPFC”) and Davis, Conder, Enderle & Sloan, Inc. (“DCES”), including TPFC’s involvement in the Plan design and drafting of the Plan document in 1987, DCES’ Plan review in 2001, and Plan redesign, Plan amendment and drafting of ERISA section 204(h) notices. Additionally, Meriter asserts that TPFC and DCES breached an alleged duty to advise Meriter regarding the competency of Meriter’s then ERISA counsel.

In 2010, a putative class action lawsuit related to the Plan was filed by Plan participants against Meriter alleging a number of claims involving ERISA. The lawsuit was settled in 2015 for $82 million. While the Amended Complaint does not include a specific, quantified demand, it does refer to the $82 million paid out by Meriter in settlement of the class action, and other damages (including punitive damages) which are not further particularized in the Amended Complaint. On August 10, 2015, TWDE and other defendants filed with the court their respective answers to the Amended Complaint.
Based on all of the information to date, and given the stage of the matter, TWDE is currently unable to provide an estimate of the reasonably possible loss or range of loss.  TWDE disputes the allegations, and intends to defend the matter vigorously.

Litigation relating to the Towers Watson | Willis Merger

The New Jersey Building Laborers’ Complaint

On July 9, 2015, a lawsuit challenging the Towers Watson | Willis Merger was filed in the Court of Chancery, State of Delaware, by alleged Company stockholders, the New Jersey Building Laborers' Statewide Annuity Fund and the New Jersey Building Laborers' Statewide Pension Fund (the "New Jersey Building Laborers’ Complaint") on behalf of a putative class comprised of all public stockholders of the Company other than any named Defendants or affiliates who are Company stockholders.  The New Jersey Building Laborers’ Complaint names as defendants the Company, the members of its board of directors, Willis and Merger Sub. The New Jersey Building Laborers' Complaint generally alleges that the Company's directors breached their fiduciary duties to Company stockholders by agreeing to merge the Company with Willis through an inadequate and unfair process which led to inadequate and unfair consideration and by agreeing to unfair deal protection devices. The New Jersey Building Laborers' Complaint further alleges that Willis and Merger Sub aided and abetted the alleged breaches of fiduciary duties by the Company's directors. The Towers Watson Defendants have not yet responded to the New Jersey Building Laborers' Complaint and intend to defend themselves vigorously against the claims asserted therein.  The asserted loss is not quantified.

The City of Atlanta Complaint

On July 10, 2015, a lawsuit challenging the Towers Watson | Willis Merger was filed in the Court of Chancery, State of Delaware, by an alleged Company stockholder, the City of Atlanta Firefighters Pension Fund (the "City of Atlanta Firefighters Complaint") on behalf of a putative class comprised of all public stockholders of the Company other than any named Defendants or affiliates who are Company stockholders. The City of Atlanta Firefighters Complaint names as defendants the Company, the members of its board of directors, Willis and Merger Sub.  The substantive assertions and allegations against defendants to the City of Atlanta Firefighters Complaint are the same, or substantially the same, as in the New Jersey Building Laborers' Complaint; and the relief sought by plaintiffs in the City of Atlanta Firefighters Complaint is the same, or substantially the same, as is sought in the New Jersey Building Laborers' Complaint. The Towers Watson Defendants have not yet responded to the City of Atlanta Firefighters Complaint and intend to defend themselves vigorously against the claims asserted therein. The asserted loss is not quantified.
The Cordell Complaint
On July 31, 2015, a lawsuit challenging the Towers Watson | Willis Merger was filed in the Court of Chancery, State of Delaware, by an alleged Company stockholder, Cyndy Cordell (the "Cordell Complaint") on behalf of a putative class comprised of all public stockholders of the Company other than any named Defendants or affiliates who are Company stockholders. The Cordell Complaint names as defendants the Company, the members of its board of directors, Willis and Merger Sub.  The substantive assertions and allegations against defendants to the Cordell Complaint are the same, or substantially the same, as in the New Jersey Building Laborers’ Complaint, and in the City of Atlanta Firefighters’ Complaint; and the relief sought by plaintiffs in the Cordell Complaint is the same, or substantially the same, as is sought in the New Jersey Building Laborers’ Complaint and the City of Atlanta Firefighters’ Complaint.  The Towers Watson Defendants have not yet responded to the Cordell Complaint and intend to defend themselves vigorously against the claims asserted therein. The asserted loss is not quantified.
Note 13 — Variable Interest Entities
The Company adopted ASU 2015-02 under the modified retrospective approach in our fourth quarter of fiscal year 2015 and concluded that it no longer held a variable interest in most of the variable interest entities to which it provides certain service offerings. As a result, those entities are no longer reflected in our disclosure for fiscal year 2015.

We offer integrated solutions that include different combinations of investment management or consulting, pension administration, and actuarial services, through entities holding approximately $11.2 million of assets that are considered variable interest entities ("VIEs") and for which our management fee is considered a variable interest.
We determine whether we consolidate based on whether we have both the power to direct the activities that most significantly impact the VIE's performance and have the obligation to absorb losses of, or the right to receive benefits from the VIE that could potentially be significant to the VIE. We are not the primary beneficiary and therefore do not consolidate any of the funds as of June 30, 2015 and June 30, 2014. Our maximum exposure to loss of these unconsolidated VIEs is limited to collection of any unpaid management fees or invested capital (which are not material). The Company has no obligation to provide financial or other support to these VIEs, other than guarantees to provide the minimum statutorily-mandated capital. The Company reassesses its initial evaluation of whether an entity is a VIE when certain reconsideration events occur. The Company reassesses its determination of whether it is the primary beneficiary on an ongoing basis based on current facts and circumstances.
During our third fiscal quarter of 2014 we deconsolidated two previously consolidated funds. Previously, the contracts governing these two funds contained language that restricted the investors' ability to exercise their economic interests in the funds, thereby causing the investors to become related parties of the Company. As these funds were evaluated prior to the adoption of ASU 2015-02, the Company was required to combine its own interests with the interests of these investors for purposes of performing the primary beneficiary test despite not having an indirect economic interest held through those related parties. In aggregate with these related party interests, the Company was deemed to be the primary beneficiary. This restrictive language was modified during our third fiscal quarter, which resulted in the investors, other than the Company's defined benefit retirement plans, to no longer be considered related parties, and the Company to no longer be considered the primary beneficiary of the funds. The mark-to-market gains on the investments prior to deconsolidation were $6.3 million for the year ended June 30, 2014, and are reflected on the accompanying consolidated statements of operations in other non-operating income. The fair value of these investments on the date of deconsolidation, inclusive of the cumulative gains, was $339.0 million, and was removed from the consolidated balance sheets by eliminating the investments of consolidated variable interest entity and by reducing non-controlling interest. The non-controlling interest balance was considered temporary equity as the units held by the investors were redeemable. The changes of the redeemable non-controlling interests balance for the year ended June 30, 2014 are as follows:

Balance as of June 30, 2013	$—
Subscriptions of non-controlling interest holders in consolidated VIEs	332,722
Mark-to-market gains on investments held by consolidated VIEs	6,297
Deconsolidation of VIEs	(339,019)
Balance as of June 30, 2014	$—
Note 14 — Accumulated Other Comprehensive Income / (Loss)
Accumulated other comprehensive income /(loss) as presented in the accompanying consolidated statements of comprehensive income includes foreign currency translation, defined pension and post-retirement benefit costs, hedge effectiveness and unrealized gain/loss on available-for-sale securities. Additional information for the other comprehensive income/(loss) and accumulated other comprehensive income/(loss) attributable to controlling interests by component are provided in the following table for the fiscal years ended June 30, 2015, 2014 and 2013. The difference between the amounts presented in this table and the amounts presented in the consolidated statements of comprehensive income are the corresponding components attributable to non-controlling interests, which are not material for further disclosure. Amounts in fiscal year 2014 and 2015 show reclassifications out of accumulated other comprehensive income/(loss) separate from other adjustments due to the prospective adoption of ASU 2013-02, "Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income," at the beginning of the fiscal year which requires entities to disclose additional information about items reclassified out of accumulated other comprehensive income.

		Hedge effectiveness (1)			Available-for-sale securities (2)			Defined pension and post-retirement benefit costs (3)
	Foreign currency translation (1)	Before Tax	Tax	After Tax	Before Tax	Tax	After Tax	Before Tax	Tax	After Tax
As of June 30, 2012	$(75,332)	$406	$(152)	$254	$651	$(182)	$469	$(416,037)	$139,901	$(276,136)
Other comprehensive income/(loss):	(55,764)	(169)	47	(122)	(104)	48	(56)	182,220	(74,997)	107,223
As of June 30, 2013	$(131,096)	$237	$(105)	$132	$547	$(134)	$413	$(233,817)	$64,904	$(168,913)
Other comprehensive income/(loss):	133,367	(1,540)	434	(1,106)	558	(153)	405	(45,677)	8,999	(36,678)
Amounts reclassified from accumulated other comprehensive income/(loss)	—	1,447	(408)	1,039	(761)	173	(588)	16,592	(3,269)	13,323
Net current-period other comprehensive income/(loss)	133,367	(93)	26	(67)	(203)	20	(183)	(29,085)	5,730	(23,355)
As of June 30, 2014	$2,271	$144	$(79)	$65	$344	$(114)	$230	$(262,902)	$70,634	$(192,268)
Other comprehensive income/(loss) before reclassifications:	(228,312)	3,650	(1,432)	2,218	(168)	54	(114)	—	—	—
Amounts reclassified from accumulated other comprehensive income/(loss)	—	(2,178)	854	(1,324)	(35)	—	(35)	(249,865)	90,836	(159,029)
Net current-period other comprehensive income/(loss)	(228,312)	1,472	(578)	894	(203)	54	(149)	(249,865)	90,836	(159,029)
As of June 30, 2015	$(226,041)	$1,616	$(657)	$959	$141	$(60)	$81	$(512,767)	$161,470	$(351,297)

(1)
Reclassification adjustments from accumulated other comprehensive income are included in general and administrative expenses (see Note 8 – Derivative Financial Instruments for additional details regarding the reclassification adjustments for the hedge settlements)

(2)	Reclassification adjustments from accumulated other comprehensive income are included in income from discontinued operations

(3)
Reclassification adjustments from accumulated other comprehensive income are included in the computation of net periodic pension cost (see Note 11 – Retirement Benefits for additional details) which is included in salaries and employee benefits in the accompanying consolidated statements of operations

Note 15 — Restricted Stock
In conjunction with the Towers Perrin | Watson Wyatt Merger, shares of Towers Watson common stock issued to Towers Perrin shareholders were divided among four series of non-transferable Towers Watson common stock, Classes B-1, B-2, B-3 and B-4, each with a par value of $0.01 per share. The shares discussed below reflect a reduction of shares through our tender offer and our secondary public offering and by the acceleration of vesting due to involuntary associate terminations detailed below. In addition, on January 31, 2011, we completed the acquisition of EMB and issued 113,858 Class B-3 and 113,858 Class B-4 common stock to the sellers as consideration.
On January 1, 2011, 2012, 2013 and 2014, 5,642,302 shares of Class B-1, 5,547,733 shares of Class B-2, 5,661,591 shares of Class B-3 common stock and 5,374,070 shares of Class B-4 common stock, respectively, converted to freely tradable Class A common stock.
The Towers Perrin restricted stock unit (“RSU”) holders received 10% of the total consideration issued to Towers Perrin shareholders in conjunction with the Towers Perrin | Watson Wyatt Merger. The RSUs were converted into 4,248,984 Towers Watson Restricted Class A shares, of which an estimated 10% were expected to be forfeited by associate Restricted Class A shareholders who were subject to a service condition. The service condition was fulfilled from the grant date through each of the three annual periods from January 1, 2010 until December 31, 2012 and the actual forfeitures were recorded compared to estimated. The restriction lapsed annually on January 1 and the Restricted Class A shares became freely tradable shares of Class A common stock on such dates.
In January 2013, 482,463 forfeited shares were cancelled and a corresponding amount (plus associated dividends) was distributed in the form of Class A shares to Towers Perrin shareholders as of December 31, 2009 in proportion to their ownership in Towers Perrin on the date of the Towers Perrin | Watson Wyatt Merger. Shareholders of Restricted Class A shares had voting rights and received dividends upon annual vesting of the shares. The final 1,109,212 outstanding Restricted Class A shares became freely tradable on January 1, 2013 and were further reduced by shares withheld for tax purposes.
For the fiscal year ended June 30, 2013, we recorded $3.6 million of non-cash share-based compensation expense in connection with the issuance of Towers Watson Restricted Class A common stock to Towers Perrin RSU holders in the Towers Perrin | Watson Wyatt Merger. The graded method of expense methodology assumed that the restricted shares were issued to Towers Perrin RSU holders in equal amounts of shares which vested as separate awards over one, two and three years.
Note 16 – Share-Based Compensation
Registration of Equity Plans
Acquired Plans. In connection with the acquisition of Extend Health in May 2012, Towers Watson filed a Form S-8 Registration Statement and assumed the Extend Health, Inc. 2007 Equity Incentive Plan. The assumed options are exercisable for 377,614 shares of Towers Watson Class A common stock. The registration also covers 55,514 shares of Towers Watson Class A common stock available for issuance under the plan. In connection with the acquisition of Liazon Corporation in November 2013, Towers Watson filed a Form S-8 Registration Statement and assumed the Liazon Corporation 2008 Stock Option Plan and the Liazon Corporation 2011 Equity Incentive Plan, as amended. The assumed options are exercisable for 37,162 shares of Towers Watson Class A common stock. Upon vesting, the assumed restricted stock units will convert into 70,533 shares of Towers Watson Class A common stock. The registration also covers 18,531 shares of Towers Watson Class A common stock available for issuance under the plans.
Towers Watson & Co. Employee Stock Purchase Plan. Towers Watson assumed the amended and restated Watson Wyatt 2001 Employee Stock Purchase Plan (the “Stock Purchase Plan”) which enables associates to purchase shares of Towers Watson Class A common stock at a 5% discount. The Stock Purchase Plan is a non-compensatory plan under generally accepted accounting principles of stock-based compensation. As a result, no compensation expense is recognized in conjunction with this plan. In fiscal year 2010, Towers Watson filed an S-8 Registration Statement registering 4,696,424 shares available for issuance under the Stock Purchase Plan. There were no shares issued during fiscal years 2015, 2014 or 2013.
Towers Watson & Co. 2009 Long-Term Incentive Plan. In January 2010, Towers Watson filed a Form S-8 Registration Statement to register 12,500,000 shares of Towers Watson Class A common stock that may be issued pursuant to the Towers Watson & Co. 2009 Long-Term Incentive Plan (the “2009 Plan”) and 125,648 shares of Class A common stock that may be issued upon exercise of the unvested stock options previously granted under the Watson Wyatt 2000 Long-Term Incentive Plan. The Watson Wyatt 2000 Long-term Incentive Plan was assumed by Towers Watson and the registered shares for the Watson Wyatt 2000 Long-term Incentive Plan are limited to exercise of awards that were outstanding at the time of the Towers Perrin | Watson Wyatt Merger. The assumed options were exercisable for shares of Towers Watson Class A common stock based on the exchange ratio of one share of Watson Wyatt Class A common stock underlying the options for one share of Towers Watson Class A common stock. The 2009 Plan was approved by Watson Wyatt shareholders on December 18, 2009.
Restricted Stock Units
Executives and Employees
The Compensation Committee of our Board of Directors approves performance-vested restricted stock unit awards pursuant to the Towers Watson & Co. 2009 Long Term Incentive Plan. RSUs are designed to provide us an opportunity to offer our long-term incentive program ("LTIP") and to provide key executives with a long-term stake in our success. RSUs are notional, non-voting units of measurement based on our common stock. Under the RSU agreement, participants become vested in a number of RSUs based on the achievement of specified levels of financial performance during the performance period set forth in the agreement, provided that the participant remains in continuous service with us through the end of the performance period. Any RSUs that become vested are payable in shares of our Class A Common Stock. Dividend equivalents will accrue on certain RSUs and vest to the same extent as the underlying shares. The form of performance-vested restricted stock unit award agreement includes a provision whereby the Committee could provide for continuation of vesting of restricted stock units upon an employee’s termination under certain circumstances such as a qualified retirement. This definition of qualified retirement is age 55 and with 15 years of experience at the company and a minimum of one year of service in the performance period.
These awards are typically approved by the Compensation Committee of the Board of Directors in the first quarter of the fiscal year. The LTIP awards are generally based on the value of the executive officer’s annual base salary and a multiplier, which is then converted into a target number of RSUs based on our closing stock price as of the date of grant. Between 0% and 204%, or between 0% and 240% for the 2014 Exchange Solutions ("ES") LTIP, of the target number of RSUs will vest based on the extent to which specified performance metrics are achieved over the applicable performance period, subject to the employee or executive officers’ continued employment with us through the end of the performance period, except in the case of a qualified retirement. For participants that meet the requirement for qualified retirement, we record the expense of their awards over the one-year service period as performed. The Compensation Committee approved the grants and established adjusted three-year average EPS and revenue growth during the performance period as the performance metrics for the awards, with the exception of the 2014 ES LTIP awards, which metrics are based on EBITDA margin and revenue growth. We record stock-based compensation expense over the performance period beginning with the date of grant and will adjust the expense for their awards based upon the level of performance achieved.
The Compensation Committee of the Board of Directors also approves RSUs to certain employees under our Select Equity Plan (“SEP”) during the first quarter of the fiscal year. The RSUs vest annually over a three-year period and include an assumed forfeiture rate.
The following table presents key information with regard to each of the awards that had been granted for the year ended June 30, 2015:

Plan	Performance Period	RSUs Awarded	Grant Date Stock Price	Assumed Forfeiture Rate
2015 LTIP	July 1, 2014 to June 30, 2017	82,350	$100.02 and $131.35	None
2014 LTIP	July 1, 2013 to June 30, 2016	65,355	$105.90 and $110.70	None
2013 LTIP	July 1, 2012 to June 30, 2015	121,075	54.59	None
2014 ES LTIP	July 1, 2013 to June 30, 2015	30,192	91.43	None
2014 SEP	July 1, 2014 to June 30, 2017	112,464	106.89	0.05
2013 SEP	July 1, 2013 to June 30, 2016	131,286	91.43	0.05
2012 SEP	July 1, 2012 to June 30, 2015	147,503	53.93	0.05
Total expense related to our LTIP and SEP awards, and other miscellaneous RSU awards for the fiscal year ended June 30, 2015, 2014 and 2013 was $33.0 million, $19.0 million and $18.1 million, respectively.
Acquired RSU Plan
Liazon RSUs. In November 2013, in connection with the acquisition, we assumed the Liazon Corporation 2011 Equity Incentive Plan and converted the outstanding unvested restricted stock units into 70,533 Towers Watson restricted stock units using a conversion ratio stated in the agreement for the exercise price and number of options. The fair value of these restricted stock units was calculated using the fair value share price of Towers Watson’s closing share price on the date of acquisition. We determined the fair value of the portion of the 70,533 outstanding RSUs related to pre-acquisition employee service using Towers Watson graded vesting methodology from the date of grant to the acquisition date to be $5.7 million which was added to the transaction consideration. The fair value of the remaining portion of RSUs related to the post-acquisition employee services was $2.1 million, and will be recorded over the future vesting periods. For the fiscal years ended June 30, 2015 and 2014, we recorded $0.9 million and $1.1 million, respectively, of non-cash stock based compensation. No expense was recorded in fiscal year 2013.
Outside Directors
The Towers Watson & Co. Compensation Plan for Non-Employee Directors provides for cash and stock compensation for outside directors for the service on the board of directors. During the fiscal year ended June 30, 2015, 2014 and 2013, 8,059, 10,251 and 16,027 RSUs, respectively, were granted for the annual award for outside directors for service on the board of directors in equal quarterly installments over the fiscal year of grant. We recorded $0.8 million, $0.9 million and $0.9 million, respectively, of non-cash stock based compensation for the fiscal years ended June 30, 2015, 2014 and 2013 related to awards for outside directors.

The table below presents restricted stock units activity and weighted average fair values for executives, employees and outside directors for fiscal year 2015:

	Number of Shares	Weighted Average Fair Value
	(In thousands, except per-share amounts)
Nonvested as of June 30, 2014	627	$59.80
Granted	218	104.43
Vested	(405)	68.85
Forfeited	(16)	87.71
Nonvested and expected to vest as of June 30, 2015	424	$89.15
As of June 30, 2015, $11.8 million of total stock-based compensation related to the nonvested awards above has not yet been recognized. We expect that this expense will be recognized in our consolidated statement of operations over the next 0.9 weighted-average years.
Stock Options
There were no grants of stock options during the fiscal year ended June 30, 2015, 2014 and 2013 under the 2009 Plan. As of June 30, 2015, there were 29,181 stock options outstanding under the 2009 Plan which were fully expensed and vested prior to fiscal year 2011.
Acquired Option Plans
Liazon Options. In November 2013, in connection with the Liazon acquisition, we assumed the Liazon Corporation 2011 Equity Incentive Plan and converted the outstanding unvested employee stock options into 37,162 Towers Watson stock options using a conversion ratio stated in the agreement for the exercise price and number of options. The fair value of the vested stock options was calculated using the Black-Scholes model with a volatility and risk-free interest rate over the expected term of each group of options using the fair value share price of Towers Watson’s closing share price on the date of acquisition. The fair value of the new awards was less than the acquisition date fair value of the replaced Liazon options; accordingly, no compensation expense was recorded. We determined the fair value of the portion of the 37,162 outstanding options relating to the pre-acquisition employee service using Towers Watson graded vesting methodology from the date of grant to the acquisition date to be $2.2 million, which was added to the transaction consideration. The fair value of the remaining portion of unvested options related to the post-acquisition employee service was $1.7 million, which will be recorded over the future vesting periods.
Extend Health Options. In May 2012, we assumed the Extend Health, Inc. 2007 Equity Incentive Plan and converted the outstanding unvested employee stock options into 377,614 Towers Watson’s stock option awards using a conversion ratio stated in the agreement for the exercise price and number of options. The fair value of the vested stock options were calculated using the Black-Scholes model with a volatility and risk-free interest rate over the expected term of each group of options with the fair value share price of Towers Watson’s closing share price on the date of acquisition. The fair value of the new awards were less than the acquisition date fair value of the replaced Extend Health options, accordingly, no compensation expense was recorded. The fair value of 199,620 of the 377,614 outstanding options using Towers Watson graded vesting methodology from the date of grant to the acquisition date, representing the employee service provided to date, was $11.2 million and was added to the consideration price. The fair value of 177,994 unvested options, less 10% estimated forfeitures, was $7.9 million and will be recorded over the future vesting periods.
Total expense related to our acquired option plans for the fiscal years ended June 30, 2015 and 2014 was $1.4 million, and $2.0 million, respectively. In accordance with the Extend Health acquisition agreement, we accelerated the vesting of 23,620 stock options for participants who were involuntarily terminated as a result of the acquisition and recorded $0.4 million of stock-based compensation expense in fiscal 2013. Inclusive of this acceleration, we recorded $6.2 million of stock-based compensation expense for these awards in fiscal 2013.

The weighted-average fair value of the stock option grants under the Liazon plan was calculated using the Black-Scholes formula, and is included in the valuation assumptions table below. Compensation expense is recorded over a three-year graded vesting term as if one-third of the options granted to a participant are vested over one year, one-third are vested over two years and the remaining one-third are vested over three years.

Liazon Options
Fiscal Year Ended June 30, 2014
Stock option grants:
Risk-free interest rate	0.57%
Expected lives in years	2.7
Expected volatility	24.6%
Weighted-average grant date fair value of options granted	$104.67
Number of shares granted	37,162
The table below presents stock option activity and weighted average exercise prices for fiscal year 2015:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Average Remaining Contractual Life
	(thousands)		(thousands)	(years)
Outstanding at June 30, 2014	301	$27.01	$17,149	3.4
Granted	—	$—
Exercised	(203)	$33.22	$28,715
Forfeited	(1)	$10.47
Expired	—	$—
Outstanding at June 30, 2015	97	$20.76	$10,172	5.9
Exercisable at June 30, 2015	80	$23.04	$8,230	5.5
Information regarding stock options outstanding as of June 30, 2015 is as follows:

Exercise Price	Number of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$0.75 - $1.55	4,925	4.5	$1.45	4,925	4.5	$1.45
$3.31 - $3.97	17,388	5.2	$3.49	17,388	5.2	$3.49
$6.49	20,574	8.4	$6.49	7,756	8.4	$6.49
$19.21 - $25.18	24,774	6.3	$19.74	20,848	6.2	$19.55
$42.47	5,464	4.2	$42.47	5,464	4.2	$42.47
$45.88	23,717	4.7	$45.88	23,717	4.7	$45.88
	96,842		$20.76	80,098		$23.04
The aggregate intrinsic value is the sum of the amounts by which the market price of our common stock exceeded the exercise price of the options at June 30, 2015, for those options for which the market price was in excess of the exercise price.
Note 17 — Income Taxes
Income before income taxes shown below is allocated between operations in the United States (including international branches) and foreign countries. The components of income from continuing operations before income taxes are as follows:

	2015	2014	2013
Domestic	$340,380	$262,462	$239,990
Foreign	245,313	236,044	189,011
	$585,693	$498,506	$429,001

The components of the income tax provision for continuing operations include:

	Fiscal Year Ended June 30,
	2015	2014	2013
Current tax (benefit)/expense:
U.S.	$55,133	$31,880	$25,684
State and local	11,652	10,231	7,025
Foreign	62,825	30,536	40,557
	129,610	72,647	73,266
Deferred tax expense/(benefit):
U.S.	52,413	49,109	49,674
State and local	5,093	4,232	8,761
Foreign	12,946	12,261	5,290
	70,452	65,602	63,725
Total provision for income taxes	$200,062	$138,249	$136,991
Included in the U.S. and state and local current tax expense for fiscal year 2015 is a $4.6 million and a $0.7 million tax benefit, respectively, including interest and penalties, due to the release of uncertain tax positions related to U.S. Federal lapses in statute of limitations and effective settlement of certain tax years. Included in the U.S. current tax expense for fiscal year 2014 is a $13.2 million and a $1.7 million tax benefit, respectively, including interest and penalties, due to the release of uncertain tax positions related to U.S. Federal lapses in statute of limitations and effective settlement of certain tax years. Included in the U.S. current tax expense for fiscal year 2013 is a $6.0 million tax benefit, including interest and penalties, due to the release of uncertain tax positions related to U.S. Federal lapses in statute of limitations and effective settlement of certain tax years.
The reported income tax provision for continuing operations differs from the amounts that would have resulted had the reported income before income taxes been taxed at the U.S. federal statutory rate. The principal reasons for the differences between the amounts provided and those that would have resulted from the application of the U.S. federal statutory tax rate are as follows:

	Fiscal Year Ended June 30,
	2015	2014	2013
Tax provision at U.S. federal statutory tax rate of 35 percent	$204,998	$174,477	$150,149
Increase (reduction) resulting from:
Foreign income tax rate differential, net	(23,352)	(21,902)	(22,540)
State income taxes, net of federal tax effect	10,740	11,344	13,288
Non-deductible expenses and foreign dividend	6,302	237	6,563
Tax credits	(6,010)	(1,807)	(2,104)
Valuation allowance	(557)	(5,108)	(5,821)
Legal entity restructuring	(832)	7,077	5,159
Release of U.S. uncertain tax positions	(5,252)	(14,910)	(5,977)
Other	14,025	(11,159)	(1,726)
Income tax provision	$200,062	$138,249	$136,991
The provision for income taxes for fiscal year 2015 is 34.2% compared with 27.7% in fiscal year 2014. Our effective tax rate increased by 6.5% for fiscal year 2015 as compared to fiscal year 2014 primarily due to prior year income tax benefits on the release of uncertain tax positions related to lapses in statute of limitations and effective settlement of tax positions in the U.S of 2.1% and an increase in current year uncertain tax positions of 2.4%.
The provision for income taxes for fiscal year 2014 is 27.7% compared with 31.9% in fiscal year 2013. Our effective tax rate decreased by 4.2% for fiscal year 2014 as compared to fiscal year 2013 primarily due to current year income tax benefits on the release of uncertain tax positions related to lapses in statute of limitations and effective settlement of tax positions in various taxing jurisdictions, primarily the U.S.
Deferred income tax assets and liabilities reflect the effect of temporary differences between the assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. We recognize deferred tax assets if it is more likely than not that a benefit will be realized.

Deferred income tax assets (liabilities) included in the consolidated balance sheets at June 30, 2015 and 2014, are comprised of the following:

	June 30,
	2015	2014
Depreciation and amortization	$(136,324)	$(123,684)
Trademarks and tradename	(115,678)	(117,308)
Goodwill	(45,191)	(42,477)
Unbilled receivables	(52,147)	(64,275)
Other	(3,398)	(8,583)
Gross deferred tax liabilities	$(352,738)	$(356,327)
Accrued retirement benefits	$178,402	$139,633
Deferred rent	9,256	9,947
Net operating loss carryforwards	29,934	37,562
Share-based compensation	5,710	6,533
Accrued liabilities	59,830	62,516
Accrued compensation	49,079	41,660
Deferred revenue	9,632	25,692
Foreign tax credit	26,188	37,716
Other	9,854	16,228
Gross deferred tax assets	$377,885	$377,487
Deferred tax assets valuation allowance	$(25,725)	$(30,019)
Net deferred tax (liability)/asset	$(578)	$(8,859)
The net deferred income tax assets at June 30, 2015 are classified between current deferred tax assets of $39.4 million and current deferred tax liabilities of $4.3 million and noncurrent deferred tax assets of $62.8 million and noncurrent deferred tax liabilities of $98.5 million.
We maintain a valuation allowance of $25.7 million and $30.0 million at June 30, 2015 and 2014, respectively, against certain of our deferred tax assets, as it is more likely than not that they will not be fully realized. The net decrease in the valuation allowance of $4.3 million in fiscal year 2015 primarily relates to changes in foreign currency translation.
At June 30, 2015, we had tax loss carryforwards in federal and various foreign jurisdictions amounting to $93.2 million of which $55.1 million can be indefinitely carried forward under local statutes. The remaining $38.1 million of loss carryforwards will expire, if unused, in varying amounts from fiscal year 2016 through 2035. At June 30, 2015, we had state tax loss carryforwards of $65.4 million, which will expire in varying amounts from fiscal year 2016 to 2036. In addition, at June 30, 2015 we had foreign tax credit carryforwards of $26.2 million, which will expire in varying amounts from fiscal year 2018 to 2023.
The historical cumulative earnings of our foreign subsidiaries are reinvested indefinitely and we do not provide U.S. deferred tax liabilities on these amounts. We believe the Company’s current cash position, and access to capital markets (via a supplemental offering, if needed) will allow it to meet its U.S. cash obligations without repatriating historical cumulative foreign earnings. Further, non-U.S. cash is used for working capital needs of our non-U.S. operations and may be used for foreign restructuring expenses or acquisitions. The cumulative foreign earnings related to ongoing operations as of June 30, 2015 were approximately $1.0 billion. It is not practicable to estimate the U.S. federal income tax liability that might be payable if such earnings are not reinvested indefinitely. If future events, including material changes in estimates of cash, working capital, long-term investment requirements or U.S. tax reform necessitate that these earnings be distributed, an additional provision for U.S. income and foreign withholding taxes, net of foreign tax credits, may be necessary.
At June 30, 2015, the amount of unrecognized tax benefits associated with uncertain tax positions, determined in accordance with ASC 740-10, excluding interest and penalties, was $36.0 million. This liability can be reduced by $5.5 million of offsetting deferred tax benefits associated with timing differences, foreign tax credits and the federal tax benefit of state income taxes. If recognized, $29.5 million of this difference would impact our effective tax rate.

A reconciliation of the beginning and ending balances of the liability for unrecognized tax benefits is as follows:

	2015	2014	2013
Balance at July 1	$32,362	$40,650	$39,309
Increases related to tax positions in prior years	8,461	996	1,169
Decreases related to tax positions in prior years	(5,314)	(927)	(4,732)
Decreases related to settlements	(2,468)	—	(189)
Decreases related to lapse in statute of limitations	(3,611)	(19,135)	(2,387)
Increases related to current year tax positions	7,803	11,223	7,426
Cumulative translation adjustment	(1,264)	(445)	54
Balances at June 30	$35,969	$32,362	$40,650
The liability for the periods ended June 30, 2014 and 2013, respectively, may be reduced by $9.3 million and $14.6 million of deferred tax benefits that, if recognized, would have a favorable impact on our effective tax rate. There are no material balances that would result in adjustments to other tax accounts.
Interest and penalties related to unrecognized tax benefits are included in income tax expense. At June 30, 2015, we had cumulative accrued interest of $1.9 million and penalties of $0.6 million, totaling $2.5 million. At June 30, 2014, we had accrued interest of $2.5 million and penalties of $0.1 million, totaling $2.6 million.
Tax expense for the fiscal year ended June 30, 2015 includes an interest benefit of $0.6 million. Tax expense for the fiscal year ended June 30, 2014 includes interest benefit of $2.7 million and a tax benefit for penalties of $0.1 million.
The Company believes the outcomes which are reasonably possible within the next 12 months may result in a reduction in the liability for uncertain tax positions in the range of $1.3 million to $5.2 million, excluding interest and penalties.
The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. During fiscal year 2015 the Company recognized approximately $5.3 million of income tax benefits, including interest and penalties, due to U.S. Federal lapses in statute of limitations and effective settlement related to tax fiscal years 2011, 2012 and 2013. Beginning in fiscal 2014, we are audited by the U.S. Internal Revenue Service under the Compliance Assurance Process ("CAP"). Under CAP, the U.S. Internal Revenue Service works with large business taxpayers to identify and resolve issues prior to the filing of a tax return. As of June 30, 2015, the Company has not been advised of any significant adjustments. We also have ongoing income tax examinations in certain states for tax years ranging from 2008 to 2013. The statute of limitations in certain states extends back to tax year 2002 as a result of changes to taxable income resulting from prior year federal tax examinations. A summary of the tax years that remain open to tax examination in our major tax jurisdictions are as follows:

Open Tax Years (fiscal year ending in)
United States — federal	2014 and forward
United States — various states	2002 and forward
Canada — federal	2007 and forward
Germany	2010 and forward
The Netherlands	2010 and forward
United Kingdom	2010 and forward
Note 18 — Segment Information
Towers Watson has four reportable operating segments or business areas:

•	Benefits

•	Exchange Solutions

•	Risk and Financial Services

•	Talent and Rewards
Towers Watson’s chief operating decision maker is the chief executive officer. It was determined that Towers Watson operational data used by the chief operating decision maker is that of the segments. Management bases strategic goals and decisions on these segments and the data presented below is used to assess the adequacy of strategic decisions, the method of achieving these strategies and related financial results.

Management evaluates the performance of its segments and allocates resources to them based on net operating income on a pre-bonus, pre-tax basis. Revenue includes amounts that were directly incurred on behalf of our clients and reimbursed by them (reimbursable expenses).
On January 23, 2014, Towers Watson announced plans to expand the Exchange Solutions segment by combining operations and associates from the Health & Welfare practice of the Technology and Administration Solutions North America line of business, and certain associates from the Health and Group Benefits line of business, both previously in the Benefits segment, with the Retiree & Access Exchanges line of business and the Liazon acquisition to better align their respective strategic goals. The restructuring took effect on July 1, 2014. We have reclassified certain portions of the revenue (net of reimbursable expenses) and net operating income previously reflected in the Benefits segment in the quarterly filing for years ended June 30, 2014 and 2013 to conform to the current segment alignment within Exchange Solutions. The reorganization had no impact on the Risk and Financial Services and Talent and Rewards segments.
All statement of operations related items presented have been recast to exclude the operating results of our Brokerage business, which has been classified as discontinued operations. Balance sheet related items presented for prior periods include our Brokerage business.
The table below presents revenue (net of reimbursable expenses) for the continuing operations of the reported segments for the fiscal years ended June 30, 2015, 2014 and 2013:

	For the Fiscal Year Ended June 30,
	2015	2014	2013
Benefits	$1,922,380	$1,873,289	$1,902,511
Exchange Solutions	375,020	276,360	186,805
Risk and Financial Services	603,621	638,437	645,345
Talent and Rewards	622,820	582,703	573,336
Total revenue (net of reimbursable expenses)	$3,523,841	$3,370,789	$3,307,997
The table below presents net operating income for the continuing operations of the reported segments for the fiscal years ended June 30, 2015, 2014 and 2013:

	For the Year Fiscal Ended June 30,
	2015	2014	2013
Benefits	$692,161	$599,907	$644,144
Exchange Solutions	61,813	51,941	46,741
Risk and Financial Services	160,442	148,448	132,285
Talent and Rewards	159,233	119,287	114,227
Total net operating income (loss)	$1,073,649	$919,583	$937,397
The table below presents depreciation and amortization for the continuing operations of the reported segments for the fiscal years ended June 30, 2015, 2014 and 2013:

	For the Fiscal Year Ended June 30,
	2015	2014	2013
Benefits	$21,215	$19,956	$23,435
Exchange Solutions	9,029	6,139	2,431
Risk and Financial Services	4,115	4,988	6,799
Talent and Rewards	11,334	5,811	7,842
Total depreciation and amortization	$45,693	$36,894	$40,507

The table below presents receivables for the continuing operations of the reported segments as of June 30, 2015, 2014 and 2013:

	As of June 30,
	2015	2014	2013
Benefits	$436,245	$478,617	$466,616
Exchange Solutions	64,728	45,696	41,170
Risk and Financial Services	128,074	152,930	164,926
Talent and Rewards	158,667	148,800	147,656
Total receivables	$787,714	$826,043	$820,368

A reconciliation of the information reported by segment to the consolidated amounts follows as of and for the fiscal years ended June 30 (in thousands):

	Fiscal Year Ended June 30,
	2015	2014	2013
Revenue:
Total segment revenue	$3,523,841	$3,370,789	$3,307,997
Reimbursable expenses and other	121,112	111,123	124,518
Revenue	$3,644,953	$3,481,912	$3,432,515
Net Operating Income:
Total segment net operating income	1,073,649	919,583	937,397
Differences in allocation methods (1)	25,513	19,298	(12,832)
Amortization of intangibles	(65,741)	(75,212)	(76,963)
Transaction and integration expenses	(6,984)	(1,049)	(30,753)
Stock-based compensation (2)	(22,040)	(11,285)	(18,978)
Discretionary compensation	(373,672)	(301,428)	(324,370)
Payroll tax on discretionary compensation	(20,451)	(17,484)	(19,377)
Other, net	(21,673)	(37,915)	(21,719)
Income from operations	$588,601	$494,508	$432,405
Depreciation and Amortization Expense:
Total segment expense	$45,693	$36,894	$40,507
Intangible asset amortization, not allocated to segments	65,741	75,212	76,963
Information technology and other	60,853	62,712	55,570
Total depreciation and amortization expense	$172,287	$174,818	$173,040
Receivables:
Total segment receivables — billed and unbilled (3)	$787,714	$826,043	$820,368
Valuation differences and other	12,649	(4,810)	5,470
Total billed and unbilled receivables	800,363	821,233	825,838
Assets not reported by segment	4,593,811	4,806,553	4,506,239
Total assets	$5,394,174	$5,627,786	$5,332,077

(1)
Depreciation, general and administrative, pension, and medical costs are allocated to our segments based on budgeted expenses determined at the beginning of the fiscal year as management believes that these costs are largely uncontrollable to the segment. To the extent that the actual expense base upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally allocated expenses and the actual expense that we report for GAAP purposes.

(2)	Stock-based compensation excludes RSUs granted in conjunction with our performance bonus, which are included in discretionary compensation.

(3)	Total segment receivables, which reflect the receivable balances used by management to make business decisions, are included for management reporting purposes.

The following represents total revenue and long-lived assets information by geographic area as and for the fiscal years ended June 30:

	Revenue			Long-Lived Assets
	2015	2014	2013	2015	2014	2013
North America	$2,232,600	$2,046,488	$1,972,981	$2,335,107	$2,484,019	$2,293,045
Europe	1,132,085	1,162,888	1,161,973	1,115,257	1,211,700	1,193,188
Rest of World	280,268	272,536	297,561	44,806	44,466	47,308
	$3,644,953	$3,481,912	$3,432,515	$3,495,170	$3,740,185	$3,533,541
Revenue is based on the country of domicile for the legal entity that originated the revenue. Exclusive of the United States and the United Kingdom, revenue from no single country constituted more than 10% of consolidated revenue. Revenue from no single client constituted more than one percent of consolidated revenue.
The following represents total revenue and long-lived assets information for the United States, the United Kingdom, and all foreign countries for the fiscal years ended June 30, 2015, 2014 and 2013:

in thousands	Revenue			Long-Lived Assets
	2015	2014	2013	2015	2014	2013
United States	$2,044,366	$1,829,309	$1,760,827	$1,995,346	$2,086,754	$1,885,791

United Kingdom	710,499	717,856	721,543	903,411	947,227	940,146
Rest of World	890,088	934,747	950,145	596,413	706,204	707,604
Total Foreign Countries	1,600,587	1,652,603	1,671,688	1,499,824	1,653,431	1,647,750
	$3,644,953	$3,481,912	$3,432,515	$3,495,170	$3,740,185	$3,533,541
Note 19 — Earnings Per Share
We present earnings per share (“EPS”) using the two-class method when we have participating securities outstanding. This method addresses whether awards granted in share-based transactions are participating securities prior to vesting and therefore need to be included in the earning allocation in computing earnings per share using the two-class method. This method requires non-vested share-based payment awards that have non-forfeitable rights to dividends or dividend equivalents to be treated as a separate class of securities in calculating earnings per share. Our participating securities include non-vested restricted stock. On January 1, 2013, all remaining outstanding shares of this restricted stock vested and were converted to freely tradable shares of Towers Watson Class A common stock. See Note 15 for further information. The components of basic and diluted earnings per share for the fiscal year ended June 30, 2013 are as follows:

	Income	Shares	Per Share Amount
Basic EPS
Income from continuing operations	292,010
Less: Income attributable to non-controlling interests	(3,160)
Income from continuing operations attributable to common stockholders	$295,170
Less: Income allocated to participating securities	3,289
Income from continuing operations attributable to common stockholders	$291,881	70,312	$4.15
Diluted EPS
Share-based compensation awards		405
Income available to common stockholders	$291,881	70,717	$4.13

Note 20 — Unaudited Quarterly Financial Data
Summarized quarterly financial data for results from continuing operations for the fiscal years ended June 30, 2015 and 2014 are as follows (in thousands, except per share amounts):

	2015 Quarter Ended
	September 30	December 31	March 31	June 30
Revenue	$878,107	$957,922	$920,714	$888,210
Income from operations	$125,998	$167,010	$164,477	$131,116
Income from continuing operations before income taxes	$125,564	$165,752	$163,385	$130,992
Net income attributable to common stockholders	$81,558	$110,176	$104,142	$89,102
Earnings per share (attributable to common stockholders):
Net income, basic	$1.16	$1.58	$1.50	$1.29
Net income, diluted	$1.16	$1.57	$1.49	$1.28

	2014 Quarter Ended
	September 30	December 31	March 31	June 30
Revenue	$809,939	$888,155	$904,833	$878,985
Income from operations	$102,421	$128,426	$138,423	$125,238
Income from continuing operations before income taxes	$100,552	$132,611	$141,144	$124,199
Net income attributable to common stockholders	$88,214	$86,188	$102,506	$82,392
Earnings per share (attributable to common stockholders):
Net income, basic	$1.21	$1.22	$1.40	$1.17
Net income, diluted	$1.21	$1.21	$1.39	$1.17
The accompanying unaudited quarterly financial data has been prepared in accordance with generally accepted accounting principles in the United States for interim financial information and with Item 302 of Regulation S-K. In our opinion, all adjustments considered necessary for a fair statement have been made and were of a normal recurring nature.
Note 21 — Subsequent Events
On July 9, 2015, we entered into an agreement with KPMG to sell our Human Resources Service Delivery practice within our Talent and Rewards segment. We expect the transaction to close in the first quarter of fiscal year 2016.